EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ARCH COAL, INC.,

ATLAS ACQUISITION CORP.

AND

INTERNATIONAL COAL GROUP, INC.

Dated as of May 2, 2011

i

(continued)

(continued)

(continued)

		Page

Section 9.11	Extension; Waiver	75
Section 9.12	Severability	75

TABLE OF DEFINED TERMS

Term	Page

2011 Annual Bonus Amount	56
2012 Notes	19
2017 Notes	19
Acquisition Agreement	47
Adjustment Event	17
affiliate	35, 68
Agreement	1
Alternative Financing	57
Annual Bonus Program	56
Antitrust Law	51
Appointment Time	6
associate	35
Book-Entry Shares	13
Business Day	68
Certificate of Merger	9
Claim	51
Closing	8
Closing Date	8
Code	14
Company	1
Company Adverse Recommendation Change	47
Company Benefit Plans	25
Company Certificate	13
Company Charter	9
Company Common Stock	1
Company Disclosure Letter	18
Company Employees	54
Company Entities	18
Company ERISA Affiliate	26
Company Intellectual Property	68
Company Leased Real Property	31
Company Material Contract	34
Company Multiemployer Plan	26
Company Owned Real Property	30
Company Permitted Liens	30
Company Proxy Statement	9
Company Real Property Lease	31
Company Recommendation	21
Company Representatives	45
Company SEC Documents	22
Company Stock Option	13
Company Stock Plan	13
Company Stockholder Approval	36

v

TABLE OF DEFINED TERMS

(continued)

Term	Page

Company Stockholders Meeting	10
Company Subsidiaries	18
Company Takeover Proposal	47
Company Termination Fee	66
Compliant	68
Confidentiality Agreement	49
Continuing Directors	7
control	68
Debt Offers	61
deliberate	65
DGCL	1
Dissenting Shares	16
Effective Time	9
Environmental Claims	69
Environmental Law	69
ERISA	26
Exchange Act	2
executive officer	65
Existing Litigation	52
Expiration Time	3
Financial Statements	22
Financing	40
Financing Commitment	40
GAAP	22
Governmental Entity	21
Hazardous Materials	69
HSR Act	22
HSR Condition	I-1
Indemnified Parties	51
Initial Expiration Time	3
Intellectual Property	69
Intervening Event	69
knowing	65
Knowledge	70
Law	70
Liens	70
Marketing Period	70
Material Adverse Effect	71
Material Adverse Effect on Parent	72
Material Adverse Effect on the Company	71
Measurement Date	19
Merger	1
Merger Consideration	13

TABLE OF DEFINED TERMS

(continued)

Term	Page

Merger Sub	1
Minimum Condition	2
Notes	61
Notice of Adverse Recommendation	48
NYSE	3
Offer	1
Offer Closing	2
Offer Closing Date	2
Offer Conditions	2
Offer Documents	4
Offer Price	1
Offer to Purchase	2
Option Cash Payment	13
Other Legal Contract Indemnity Rights	51
Outside Date	63
Parent	1
Parent Disclosure Letter	37
Parent Representatives	49
Parent Welfare Plans	55
Payment Agent	14
Payment Fund	14
Permits	24
person	72
Promissory Note	11
Regulation M-A	4
Release	72
Representatives	72
Required Financial Information	58
Required Information	72
Restricted Share	13
Restricted Share Unit	13
Retiree Medical Plan	55
Schedule 14D-9	5
Schedule TO	4
SEC	3
Securities Act	22
Share Unit Payment	14
Share Units	13
Shares	1
Short Form Threshold	10
Solvent	72

TABLE OF DEFINED TERMS

(continued)

Term	Page

SOX	22
Stockholders	1
subsidiary	73
Superior Proposal	46
Surety Bonds	25
Surviving Corporation	8
Sycamore	19
Takeover Statute	36
Tax Return	28
Taxes	28
Tender and Voting Agreement	1
Top-Up Closing	12
Top-Up Exercise Notice	11
Top-Up Notice Date	11
Top-Up Notice Receipt	12
Top-Up Option	11
Top-Up Option Shares	11
Transactions	1
Transferee	15

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 2, 2011, among Arch Coal, Inc., a Delaware corporation (“Parent”), Atlas Acquisition Corp., a Delaware corporation and wholly owned, directly or indirectly, subsidiary of Parent (“Merger Sub”), and International Coal Group, Inc., a Delaware corporation (the “Company”).

R E C I T A L S:

A. In furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time, the “Offer”) to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per Share of $14.60 (such amount or any higher amount per Share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”);

B. Following the acceptance for payment of the Shares pursuant to the Offer and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company (the “Merger” and together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company (other than Dissenting Shares) will be converted into the right to receive the Offer Price in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

C. The Board of Directors of the Company has (a) determined that the Transactions are fair to and in the best interests of the Company and its stockholders, (b) adopted resolutions approving and declaring the advisability of this Agreement and the Transactions, including the Offer and the Merger, and (c) on the terms and subject to the conditions set forth herein, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Merger Sub and, to the extent applicable, adopt this Agreement;

D. The respective Boards of Directors of Parent and Merger Sub have each approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Offer and the Merger; and

E. Merger Sub and certain stockholders of the Company (the “Stockholders”) have entered into a Tender and Voting Agreement, dated as of the date hereof (the “Tender and Voting Agreement”), providing that, among other things, subject to the terms and conditions set forth therein, the Stockholders will support the Transactions.

Accordingly, Parent, Merger Sub and the Company hereby agree as follows:

I.	THE OFFER AND MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable (and in any event within 10 Business Days) after the date hereof, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase for cash all Shares at the Offer Price; provided, that Merger Sub shall not be required to commence, or cause to be commenced, the Offer prior to the date on which the Company is prepared to filed the Schedule 14D-9.

(b) The obligation of Merger Sub to accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject to: (i) there being validly tendered in the Offer and not withdrawn prior to any then scheduled Expiration Time that number of Shares which, together with the Shares then beneficially owned by Parent or Merger Sub (if any), represents at least a majority of the Shares then outstanding (determined on a fully diluted basis, which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof; provided, however, it will not include the Company’s 2012 Notes or the 2017 Notes) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Merger Sub, of the HSR Condition and the other conditions set forth in Annex I (together with the Minimum Condition, the “Offer Conditions”). Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as possible after Merger Sub is legally permitted to do so after the Expiration Time. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement and the Offer. The acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions and otherwise on the terms and subject to the conditions set forth in this Agreement is referred to herein as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to herein as the “Offer Closing Date.”

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the Offer Conditions. Parent and Merger Sub expressly reserve the right (in their sole discretion) to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, or to waive, in whole or in part, any of the Offer Conditions; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the Offer Conditions or impose conditions to the Offer that are different than or in addition to the Offer Conditions, (v)

amend or waive the Minimum Condition, (vi) amend or modify any of the terms of the Offer in a manner that is, or could reasonably be expected to be, adverse to the holders of Shares, or (vii) extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with this Agreement.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, the date to which the Offer has been so extended (the Initial Expiration Time, or such later time to which the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Time”).

(e) The Offer shall be extended from time to time as follows:

(i) Offer Conditions Not Satisfied. If on or prior to any then scheduled Expiration Time, the Offer Conditions shall not have been satisfied, or waived by Parent or Merger Sub if permitted hereunder, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive periods of up to five Business Days (or such longer period as the parties hereto may agree) each until the Offer Conditions are satisfied or waived;

(ii) Required by Applicable Law or the NYSE. Merger Sub shall extend the Offer for any period or periods required by applicable Law, including any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) (or its staff) or the New York Stock Exchange (the “NYSE”);

(iii) Marketing Period. If the Marketing Period has not ended on the last Business Day prior to the expiration of the Offer, Merger Sub shall extend the Offer until the earliest to occur of (x) any Business Day before or during the Marketing Period as may be specified by Parent on no less than two Business Days’ prior notice to the Company, and (y) the first Business Day after the final day of the Marketing Period; and

(iv) Extension at Request of Company. If on or prior to any then scheduled Expiration Date, the Offer Conditions shall have been satisfied, or waived by Parent or Merger Sub if permitted hereunder, and Merger Sub has failed to accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer in accordance with this Section 1.1, if requested by the Company, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive periods of up to five Business Days (or such longer period as the parties hereto may agree) each until the Offer Conditions are satisfied or waived;

provided, however, that Merger Sub shall not be required pursuant to this clause (e) to extend the Offer beyond the Outside Date. Notwithstanding any other provision of this Agreement to the contrary, (y) if, at any then-scheduled expiration of the Offer, each Offer Condition (other than the Minimum Condition) shall have been satisfied or waived and the Minimum Condition shall not have been satisfied, then Merger Sub may and, if requested by the Company, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer by increments of five Business Days; provided, however, that (i) the maximum number of days that the Offer may be extended pursuant to this sentence shall be twenty Business Days and (z) none of the clauses of this Section 1.1(e) shall be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to Section 8.1.

(f) If upon the acceptance for payment of, and payment for, all Shares validly tendered and not withdrawn pursuant to the Offer, Parent and Merger Sub collectively do not beneficially own at least 90% of the Shares then outstanding assuming exercise in full of the Top-Up Option, Merger Sub may (but shall not be required to), and the Offer shall reserve the right to, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act of up to 20 Business Days, as determined by Merger Sub in consultation with the Company, in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.1. In the event that this Agreement is terminated pursuant to Section 8.1 prior to any scheduled Expiration Time, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents attached as exhibits thereto, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company or any of its Representatives requested by Parent or Merger Sub and required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct or supplement any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected or supplemented (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC, and Parent and Merger Sub shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(i) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Common Stock pursuant to the Offer; provided, that nothing in this Section 1.1(i) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 1.2 Company Actions.

(a) As promptly as practicable on the date of the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.2, contain the Company Recommendation. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct or supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected or supplemented (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Unless the Board of Directors of the Company has effected a Company Adverse Recommendation Change, Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, the Company shall provide Parent, Merger Sub and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Unless the Board of Directors of the Company has effected a Company Adverse Recommendation Change, Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Unless the Board of Directors of the Company has effected a Company Adverse Recommendation Change, the Parent and Merger Sub may include in the Offer Documents and the Company Proxy Statement the Company Recommendation (including as contained in the Schedule 14D-9).

(b) In connection with the Offer, the Company shall promptly (and in any event within five Business Days following the date of this Agreement) furnish or cause to be furnished to Merger Sub mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record and beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish Merger Sub with such information and assistance (including, but not limited to, lists of record and beneficial holders of the Shares, updated from time to time upon Merger Sub’s request, and their addresses, mailing labels and lists of security positions) as Merger Sub or its agent may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective reasonable best efforts to cause their agents and Representatives to deliver) to the Company all copies and any extract or summaries of such information. In addition, in connection with the Offer, the Company shall cooperate with Parent and Merger Sub to disseminate the Offer Documents to holders of Shares held in or subject to any Company Stock Plan or other Company Benefit Plan and to permit such holders of Shares to tender Shares in the Offer.

Section 1.3 Directors.

(a) Provided that the Minimum Condition is satisfied, promptly after Merger Sub accepts for payment and pays for any Shares tendered and not withdrawn pursuant to the Offer (the “Appointment Time”), and at all times thereafter, Merger Sub shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors elected or designated by Merger Sub pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and Merger Sub bears to the total number of Shares then outstanding; provided, however, that, subject to applicable Law and the rules of the NYSE, Merger Sub shall be entitled to designate at least a majority of the directors on the Board of Directors of the Company at all times following the Appointment Time. Upon Merger Sub’s request at any time following the Appointment Time, the Company shall take such actions, including but not limited to filling vacancies or newly created directorships on the Board of Directors of the Company, increasing the size of the Board of Directors of the Company (including by amending the Bylaws of the Company if necessary so as to increase the size of the Board of Directors of the Company) and/or requesting and accepting the resignations of such number of its incumbent directors, as is reasonably necessary to enable Merger Sub’s designees to be so elected or designated to the Board of Directors of the Company, and shall cause Merger Sub’s designees to be so elected or designated at such time. The Company shall, upon Merger Sub’s request following the Appointment Time, also cause Persons elected or designated by Merger Sub to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of (i) each committee of the Board of Directors of the Company, (ii) each board of directors (or similar body) of each Company Subsidiary, and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the rules of the NYSE. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9, unless otherwise requested by Parent) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Merger Sub’s designees to be elected or designated to the Board of Directors of the Company. Merger Sub shall supply the Company with, and solely be responsible for, information with respect to Merger Sub’s designees and Parent’s and Merger Sub’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Merger Sub, Parent or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) In the event that Merger Sub’s designees are elected or designated to the Board of Directors of the Company pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Board of Directors of the Company to maintain three directors who are members of the Board of Directors of the Company on the date hereof, each of whom shall be “independent” for purposes of Rule 10A-3 of the Exchange Act and also eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Board of Directors of the

Company) so that the Continuing Director(s) shall be entitled to elect or designate another person (or persons) to fill such vacancy, and such person (or persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three persons who shall each qualify as “independent” for purposes of Rule 10A-3 of the Exchange Act and eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto, to fill such vacancies and such persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if any of Merger Sub’s designees have been elected or appointed to the Board of Directors of the Company after the Appointment Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the stockholders of the Company as may be required by the governing documents of the Company or applicable Law) be required (and upon such vote the Company will be deemed authorized without any further vote of the Board of Directors) for the Company (i) to amend or terminate this Agreement, (ii) to extend the time of performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, or to exercise or waive any of the Company’s rights, benefits or remedies hereunder, (iii) except as provided herein, to amend the governing documents of the Company, or (iv) to take any other action or make any other determination of the Board of Directors of the Company under or in connection with this Agreement if such action would reasonably be expected to adversely affect the holders of Shares (other than Parent or Merger Sub). The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Board of Directors of the Company) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

Section 1.4 The Merger. On the terms and subject to the conditions set forth herein and in accordance with the DGCL, Merger Sub will be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.5 Closing. The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties hereto, which is to be no later than the second Business Day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or (to the extent permitted by applicable Law) waiver of those conditions) set forth in Article VII, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or such other location to which the parties hereto agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.6 Effective Time. On the terms and subject to the conditions set forth in this Agreement, (i) as soon as practicable on the Closing Date, the parties will file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the terms of this Agreement, and (ii) as soon as practicable on or after the Closing Date, the parties will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware on the Closing Date, or at such subsequent date or time as the Company and Parent agree and specify in the Certificate of Merger (the time the Merger becomes effective is hereinafter referred to as the “Effective Time”).

Section 1.7 Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.8 Certificate of Incorporation and Bylaws. (a) The Second Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) will be amended at the Effective Time to be in substantially in the form attached hereto as Exhibit A and, as so amended, will be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.9 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.10 Preparation of Company Proxy Statement; Stockholders’ Meeting. If approval of the stockholders of the Company is required under the DGCL in order to consummate the Merger

(a) Company Proxy Statement. (i) As promptly as practicable after the date of the Appointment Time, the Company will prepare and file with the SEC a proxy statement to be sent to stockholders of the Company relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Company Proxy Statement”). The Company will use reasonable best efforts to cause the Company Proxy Statement to be disseminated to the holders of the Company Common Stock, as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Company Proxy Statement will contain the Company Recommendation.

(ii) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Company Proxy Statement all required information concerning Parent and Merger Sub required in connection with the Company Proxy Statement. Parent and its counsel will be given the opportunity to review and comment on the Company Proxy Statement before it is filed with the SEC. In addition, the Company will provide Parent and its counsel, in writing, with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to review and comment on any proposed responses thereto.

(iii) Each of the Company, Parent and Merger Sub agrees to promptly (A) correct any information provided by it for use in the Company Proxy Statement if and to the extent that such information becomes false or misleading in any material respect and (B) supplement the information provided by it specifically for use in the Company Proxy Statement to include any information that becomes necessary in order to make the statements in the Company Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Company Proxy Statement as so corrected or supplemented to be filed with the SEC and to be disseminated to the holders of the Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.

(b) Company Stockholders Meeting. The Company will as promptly as practicable following the Appointment Time, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with applicable Law, the Company Charter and bylaws for the purpose of obtaining the Company Stockholder Approval and will (i) through the Board of Directors of the Company, subject to Section 5.2, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated herein and include in the Company Proxy Statement the Company Recommendation and (ii) use its reasonable best efforts to solicit and obtain such approval and adoption.

(c) At the Company Stockholders Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of their other subsidiaries in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by the DGCL and any other applicable Law to effect the Merger.

Section 1.11 Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 1.10, in the event that Parent, Merger Sub and their respective Subsidiaries shall hold, in the aggregate, at least 90 percent of the outstanding Shares (the “Short Form Threshold”) following the Appointment Time and the expiration of any

“subsequent offering period” provided by Merger Sub pursuant to and in accordance with this Agreement, if applicable, and the exercise of the Top-Up Option, if applicable, the parties hereto shall cause the Merger to become effective promptly, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

Section 1.12 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein and only on or after the Appointment Time, to purchase, at a price per share equal to the Offer Price, an aggregate number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent, Merger Sub and their respective subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than the Short Form Threshold; provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, the Short Form Threshold would be reached (after giving effect to the issuance of the Top-Up Option Shares); provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company’s total authorized and unissued shares of Company Common Stock (treating any Shares held in the treasury of the Company as unissued). Merger Sub may pay the Company the aggregate price required to be paid for the Top-Up Shares either (i) entirely in cash or (ii) at Merger Sub’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (a “Promissory Note”). Any such Promissory Note shall be full recourse against Parent and Merger Sub and (i) shall bear interest at the rate of nine percent per annum, (ii) shall mature on the first anniversary of the date of execution and delivery of such Promissory Note, and (iii) may be prepaid, in whole or in part, without premium or penalty. In the event that the Top-Up Option is exercised and this Agreement is then terminated in accordance with its terms, the Promissory Note will become immediately due and payable.

(b) Provided that no applicable Law, order, injunction or other legal impediment shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Merger Sub may exercise (subject to the restrictions contained in Section 1.12(a)) the Top-Up Option on one occasion, in whole and not in part, after the Appointment Time and prior to the earlier to occur of (i) the later of (A) the Expiration Time and (B) the expiration of any “subsequent offering period”; and (ii) the termination of this Agreement in accordance with its terms.

(c) In order to exercise the Top-Up Option, Merger Sub shall send to the Company a written notice (a “Top-Up Exercise Notice,” the date of which notice is referred to herein as the “Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Merger Sub wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, by delivery of cash and a Promissory Note in an aggregate principal amount equal to that specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to Merger Sub a certificate or certificates representing the Top-Up Option Shares or, if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by federal or state securities Laws.

(d) Parent and Merger Sub acknowledge that the Top-Up Shares which Merger Sub may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act and shall be issued in reliance upon an exemption from registration under the Securities Act for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or shall be upon any purchase of Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(e) Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Sub other than to Parent or a direct or indirect wholly-owned subsidiary of Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 1.12(e) shall be null and void.

II.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of capital stock of the Company:

(a) Merger Sub’s Common Stock. Each share of Merger Sub’s common stock, par value $0.01 per share, outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock, that is owned by Parent or Merger Sub and any Company Common Stock held in the treasury of the Company immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist, and no consideration will be paid in respect of such shares.

(c) Conversion of Company Common Stock. Subject to Section 2.1(b), each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock to be canceled in accordance with Section 2.1(b) and Dissenting Shares, will be converted into the right to receive cash in an amount per share equal to the Offer Price (the “Merger Consideration”). Notwithstanding the foregoing, each share of Company Common Stock that is owned by any direct or indirect wholly-owned subsidiary of Parent (other than Merger Sub) or the Company shall remain outstanding following the Merger.

(d) Cancellation of Shares of Company Common Stock. As of the Effective Time, all shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate formerly representing any shares of Company Common Stock (a “Company Certificate”) or book entry shares (“Book-Entry Shares”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest upon the surrender of such Company Certificate or Book-Entry Shares, in each case, in accordance with this Article II or, as to Dissenting Shares, the rights set forth in Section 2.4.

Section 2.2 Treatment of Company Stock Plan. (a) Company Stock Options. Each option to purchase shares granted under the Company’s Amended and Restated 2005 Equity and Performance Incentive Plan (the “Company Stock Plan” and each such option, a “Company Stock Option”) that is outstanding and unexercised as of the Appointment Time (whether vested or unvested) will be adjusted by the applicable Company Stock Plan committee and converted into the right of the holder to receive from the Company or the Surviving Corporation an amount in cash equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share set forth in such Company Stock Option, less any required withholding Taxes (the “Option Cash Payment”). With respect to any Company Stock Option that has an exercise price equal to or greater than the Merger Consideration, the Company will cancel such Company Stock Option without the payment of any consideration or payment in respect thereof. As of the Appointment Time, each holder of a Company Stock Option will cease to have any rights with respect thereto, except the right to receive the Option Cash Payment, if any. The Option Cash Payment will be made promptly (and in any event within 15 Business Days) following the Appointment Time.

(b) Restricted Shares; Restricted Share Units. Each award of a right under the Company Stock Plan (other than awards of Company Stock Options) entitling the holder thereof to shares of Company Common Stock or cash equal to or based on the value of shares of Company Common Stock (including, for the avoidance of doubt, each share of restricted Company Common Stock issued under the Company Stock Plan (each, a “Restricted Share”) and each Restricted Share Unit issued under the Company Stock Plan (each, a “Restricted Share Unit”)) that is outstanding or payable as of the Appointment Time (whether vested or unvested) (all such rights, collectively the “Share Units”) will be adjusted by the applicable Company Stock Plan committee and converted into the right of the holder to receive from the Company or the Surviving Corporation an amount in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Share Units and (ii) the Merger Consideration, less any required withholding Taxes (the “Share Unit Payment”). As of the Appointment Time, each holder of a Share Unit will cease to have any rights with respect thereto, except the right to receive the applicable Share Unit Payment. All Share Unit Payments will be made promptly (and in any case within 15 Business Days) following the Appointment Time; provided, however, that notwithstanding anything herein to the contrary, all amounts payable in respect of a Restricted Share Unit will be paid in accordance with the terms of the Company Stock Plan and the applicable award agreement, except as may be (A) necessary to avoid the imposition of any additional Taxes or penalties in respect thereof pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (B) required under a payment election made by an individual award holder in respect of the applicable Restricted Share Unit.

(c) Rule 16b-3(e). Prior to the Appointment Time, the Company will take all such lawful action as may be necessary (which includes satisfying the requirements of Rule 16b-3(e) of the Exchange Act), without incurring any liability in connection therewith, to provide for and give effect to the transactions contemplated by this Section 2.2.

(d) Tax Withholding. For the avoidance of doubt, all amounts payable pursuant to this Section 2.2 will be subject to any required withholding of Taxes and will be paid without interest.

Section 2.3 Payment of Merger Consideration; Surrender of Certificates. (a) Payment Agent. Prior to the Effective Time, Parent will designate the Company’s transfer agent or another national bank or trust company reasonably acceptable to the Company to act as agent of Parent for purposes of, among other things, mailing and receiving transmittal letters and distributing the Merger Consideration to the Company’s stockholders (the “Payment Agent”). At the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, in trust with the Payment Agent in a separate account for the benefit of holders of Company Common Stock (the “Payment Fund”) the aggregate consideration to which such holders will be entitled at the Effective Time in accordance with this Article II. If for any reason the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Payment Agent hereunder, Parent will promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) Payment Procedures. (i) As soon as reasonably practicable after the Effective Time, but in no event later than three Business Days after the Effective Time, Parent will cause the Payment Agent to mail to each holder of record of a Company Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Company Certificates will pass, only upon proper delivery of the Company Certificates to the Payment Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in such form and have such other provisions as Parent may specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Company Certificates or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration.

(ii) After the Effective Time, and upon surrender in accordance with Section 2.3(b)(i) of a Company Certificate or Book-Entry Shares for cancellation to the Payment Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Payment Agent, the holder of such Company Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II and the Company Certificate or Book-Entry Shares so surrendered will be canceled. In the event of a transfer of ownership of shares of Company Common Stock that are not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Company Certificate or Book-Entry Shares so surrendered is registered (the “Transferee”) if such Company Certificate or Book-Entry Share is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other Taxes required by reason of such payment to a person other than the registered holder of such Company Certificate or Book-Entry Shares or establishes to the satisfaction of the Payment Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Company Certificate and each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder thereof has the right to receive in respect of such Company Certificate or Book-Entry Shares pursuant to the provisions of this Article II, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company (solely as permitted by Section 5.1) and that remain unpaid at the Effective Time. No interest will be paid or will accrue on any Merger Consideration payable to holders of Company Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Closing of Company Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registrations of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Company Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If after the Effective Time, Company Certificates or Book-Entry Shares (other than those representing Dissenting Shares, held by Parent or any subsidiary of Parent and shares held in the treasury of the Company) are presented to Parent, the Surviving Corporation or the Payment Agent for any reason, they will be canceled and exchanged as provided in this Article II. No interest will be paid or will accrue on any Merger Consideration payable to holders of Company Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Company Certificates or Book-Entry Shares 12 months after the Effective Time will be delivered to Parent, upon demand, and any holders of Company Certificates or Book-Entry Shares who have not theretofore complied with this Article II may thereafter look only to Parent for payment of their claim for Merger Consideration.

(e) No Liability. None of Parent, the Surviving Corporation or the Payment Agent will be liable to any person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Company Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such cash distributions in respect of such Company Certificate or Book-Entry Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Payment Fund. The Payment Agent will invest the cash in the Payment Fund as directed by Parent, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent. Nothing contained herein and no investment losses resulting from investment of the Payment Fund will diminish the rights of any holder of Company Certificates or Book-Entry Shares to receive the applicable Merger Consideration.

(g) Lost Certificates. If any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, as the case may be, the posting by such person of a bond in such reasonable amount as Parent or the Surviving Corporation, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Payment Agent will issue, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration due to such person pursuant to this Agreement.

Section 2.4 Dissenters’ Rights. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Company stockholder who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but rather, the holders of Dissenting Shares will be entitled only to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and, at the Effective Time, such Dissenting Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and such holders will cease to have any right with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under the provisions of Section 262 of the DGCL, then the right of such holder to be paid the appraised value of such holder’s Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, without interest, as provided in Section 2.1(c).

(b) The Company will notify Parent as promptly as reasonably practicable of any demands received by the Company for appraisal of any Company Common Stock, withdrawals thereof and any other instruments delivered to the Company pursuant to Section 262 of the DGCL, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.3 to pay for Dissenting Shares will be returned to Parent upon demand; provided, however, that Parent will remain liable to pay, or cause the Surviving Corporation to pay, the Merger Consideration with respect to any Company Common Stock covered by the proviso of Section 2.4(a).

(c) Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company acknowledges and agrees that in any appraisal proceeding under Section 262 of the DGCL with respect to Dissenting Shares and to the fullest extent permitted by applicable Law, neither Parent nor the Surviving Corporation shall assert that the Top-Up Option, the Top-Up Option Shares or any cash or Promissory Note delivered by Merger Sub to the Company as payment for any Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262(h) of the DGCL.

Section 2.5 Certain Adjustments. If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Company Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs (any such action, an “Adjustment Event”), the Merger Consideration will be adjusted accordingly to provide to the holders of Company Common Stock and the holders of Company Stock Options and other Share Unit awards granted under the Company Stock Plan (including Restricted Shares and Restricted Share Units) the same economic effect as contemplated by this Agreement prior to such Adjustment Event; provided, however, that nothing in this Section 2.5 will be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

Section 2.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.7 Withholding Rights. The Surviving Corporation, Parent, Merger Sub or the Payment Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and remitted to the appropriate taxing authority by the Surviving Corporation, Parent, Merger Sub or the Payment Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent, Merger Sub or the Payment Agent, as the case may be.

III.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as (i) set forth in the applicable section of the disclosure letter delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Letter”) with specific reference to the section or subsection of the Company Disclosure Letter to which the information relates (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation or warranty set forth in this Agreement to which it corresponds in number and each other representation or warranty set forth in this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other representation or warranty) or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to the SEC by the Company since January 1, 2009 and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other similar disclosures included therein to the extent that they are predictive or forward-looking in nature):

Section 3.1 Organization, Standing and Corporate Power. The Company and each subsidiary of the Company (collectively, the “Company Subsidiaries” and, together with the Company, the “Company Entities”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and other assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of the Company Charter and the bylaws of the Company, and the comparable organizational documents of each Company Subsidiary, each as amended to date. The Company Charter and the bylaws Company so delivered are in full force and effect and the Company is not in violation of the Company Charter or the bylaws of the Company.

Section 3.2 Subsidiaries. Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 identifies, as of the date hereof, each Company Subsidiary (including its jurisdiction of incorporation or formation). All the issued and outstanding shares of capital stock of, or other equity interests in, each such Company Subsidiary (a) have been validly issued and are fully paid and nonassessable and (b) are free and clear of all Liens and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than the Company Permitted Liens. Except for The Sycamore Group, LLC (“Sycamore”), which is a joint venture owned 50% by a wholly owned subsidiary of the Company, all outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company. Except for Sycamore, the Company does not, directly or indirectly, own less than 100% of the capital stock or other voting securities or equity interests in any person.

Section 3.3 Capital Structure. The authorized capital stock of the Company consists of (a) 2,000,000,000 shares of Company Common Stock and (b) 200,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on April 29, 2011 (the “Measurement Date”): (a) 204,161,930 shares of Company Common Stock were issued and outstanding (including 1,414,954 Restricted Shares), (b) 55,006 shares of Company Common Stock were held by the Company in its Treasury, (c) 6,370,528 shares of Company Common Stock were subject to issued and outstanding Company Stock Options to purchase Company Common Stock granted under Company Stock Plan, and (d) up to 353,927 shares of the Company Common Stock were subject to issued and outstanding Restricted Share Unit awards issued to directors under the Company Stock Plan. No Company Subsidiary owns any shares of Company Common Stock. The Company has made available to Parent a list, as of the close of business on the Measurement Date, of the holders of outstanding Company Stock Options, unvested Restricted Shares, Restricted Share Units and other stock awards and the number, exercise prices, vesting schedules, performance targets, expiration dates and other forfeiture provisions of each grant to such holders. All outstanding shares of capital stock of the Company are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights. Except as otherwise provided in this Section 3.3 and except with respect to the Company’s 9.00% Convertible Senior Notes due 2012 (the “2012 Notes”) and 4.00% Convertible Senior Notes due 2017 (the “2017 Notes”), there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company or any Company Subsidiary, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any Company Subsidiary, or (iii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary. From the Measurement Date to the date of this Agreement, (x) there have been no issuances by the Company or any of the Company Subsidiaries of shares of capital stock or other equity interests or other voting securities of the Company, other than issuances of shares of Company Common Stock pursuant to the Company Stock Plan or the 2012 Notes or 2017 Notes, and (y) there have been no issuances by the Company or any of the Company Subsidiaries of options, warrants, other rights to acquire shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Common Stock other than pursuant to the Company Stock Plans or the 2012 Notes or 2017 Notes. Except for the 2012 Notes and the 2017 Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of any Company Common Stock may vote. Except as otherwise provided in this Section 3.3 and except with respect to obligations under the 2012 Notes, 2017 Notes and the Company Stock Plan, there are no outstanding obligations of the Company or any Company Subsidiary to (A) issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary or (B) repurchase, redeem or otherwise acquire any such securities. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any such securities.

Section 3.4 Authority; Noncontravention. (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions contemplated herein have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval, if applicable. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. The Board of Directors of the Company, at a meeting duly called and held at which a quorum was present, unanimously duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other Transactions, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and that the Merger and the other Transactions be consummated on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a duly held meeting of the stockholders of the Company, and (iv) recommending that the stockholders of the Company accept the Offer, tender their Shares to Merger Sub pursuant to the Offer, and, if applicable, adopt this Agreement (collectively, the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way.

(b) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws (or comparable organizational documents) of any of the Company Entities, (ii) result in any breach, violation, default or change of control rights (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or creation or acceleration of any obligation or fee or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of the Company Entities under, any contract, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, easement, right of way or similar agreement granting rights in, over, or under any real property, or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to any of the Company Entities or their respective properties or assets, other than any lease of real property under which any of the Company Entities is a tenant or subtenant (A) that is subject to an annual minimum royalty of less than $500,000 and on which no active preparation plant site or active mine is located or (B) that had an annual production royalty of less than $750,000 in the immediately preceding fiscal year and on which no active preparation plan site or active mine is located, or (iii) subject to the governmental filings and other matters referred to in Section 3.4(c), conflict with or violate any judgment, order, decree, writ, injunction, award, settlement, stipulation or Law applicable to any of the Company Entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, change of control rights, obligations, fees, losses or Liens that, would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

(c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) or any third party is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein, except for: (i) the filing with the SEC of (A) the Schedule 14D-9, (B) if required by applicable Law, the Company Proxy Statement, and (C) such reports under the Exchange Act or any rules or regulations promulgated by the SEC thereunder as may be required in connection with this Agreement and the Transactions contemplated herein, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) notifications to the New York Stock Exchange, and (v) such consents, approvals, orders or authorizations the failure of which to be made or obtained, would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

Section 3.5 SEC Documents and Financial Statements. (a) The Company has timely filed with or furnished to the SEC all required forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it with the SEC since January 1, 2009 (collectively, the “Company SEC Documents”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company SEC Document, including any financial statements or schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”) and SOX, as the case may be. None of the Company Subsidiaries is, or at any time since January 1, 2009, has been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act or required to file any forms, reports or other documents with the SEC. The Company has made available to Parent and Merger Sub copies of all comment letters received by the Company from the SEC since January 1, 2009 and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, to the Knowledge of the Company, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. Each of the consolidated financial statements included in the Company SEC Documents, including the notes and schedules thereto (the “Financial Statements”), (A) has been prepared from, and is in accordance with, the books and records of the Company and the Company Subsidiaries, (B) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements in effect at the time of such filing, (C) has been prepared in accordance with the United States generally accepted accounting principles (“GAAP”), in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnote disclosure, none of which adjustments are expected to be material in nature), and (D) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and the Company Subsidiaries as of the date and for the periods referred to in the Financial Statements. The Company and the Company Subsidiaries have no liabilities or obligations (whether direct, absolute, accrued, contingent, fixed or otherwise), that are of a nature that would be required to be disclosed on a balance sheet of the Company and the Company Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010, (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, and (iii) liabilities or obligations that have not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

(b) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on its most recently completed evaluation of its system of internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) Since December 31, 2010, (i) neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of the Company Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

Section 3.6 Absence of Certain Changes. From December 31, 2010 through the date of this Agreement, (a) the Company and the Company Subsidiaries have not taken or omitted to be taken any action that would have constituted a breach of Section 5.1(a) or Section 5.1(b) had such sections applied during such period and (b) there has not been any Material Adverse Effect on the Company.

Section 3.7 Compliance with Applicable Laws. (a) The operations of the Company Entities have not been and are not being conducted in violation of any Law or any Permit necessary for the conduct of their respective businesses or operations as currently conducted, except where such violations would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. None of the Company Entities has received any written notice of any claim alleging any such violation.

(b) The Company Entities hold all approvals, licenses, certificates, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other persons (“Permits”) necessary for the conduct of their respective businesses as currently conducted, including all Permits relating to underground mining, surface mining, highwall mining and auger mining, processing, sale or transporting of coal and coal byproducts, or activities defined under the Surface Mining Control and Reclamation Act of 1977, as amended, as “surface coal mining operations,” and all such Permits are in full force and effect, except where the failure to hold such Permits or the failure of which to be in full force and effect, would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

(c) None of the Company Entities has received written notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as have not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

(d) None of the Company Entities has been notified by any Governmental Entity since January 1, 2010 that it is (i) ineligible as an entity to receive additional surface mining Permits or (ii) under investigation to determine whether its eligibility to receive such Permits should be “permit blocked.”

(e) The Company Entities have posted all deposits, letter of credits, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) (collectively, the “Surety Bonds”) required to be posted in connection with their operations and pursuant to the Permits of the Company Entities, and each of the Company Entities is in compliance with all Surety Bonds posted by each of the Company Entities in connection with its respective operations.

(f) The execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated herein do not and will not violate any such Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

(g) Without limiting the generality of the foregoing, the operation of the coal mining and processing operations of the Company Entities and the state of reclamation with respect to each of their Permits is “current” or in “deferred status” with respect to the reclamation obligations required by such Permits and otherwise are in compliance with such Permits and all applicable mining, reclamation and other similar Laws, except where noncompliance would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

This Section 3.7 does not relate to the employee benefit plans, which are the subject of Section 3.8, Taxes, which are the subject of Section 3.9, or environmental matters, which are the subject of Section 3.10.

Section 3.8 Employee Benefit Plans. (a) The Company has made available to Parent a copy of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, equity ownership, stock purchase, stock option, equity-based compensation, retirement, vacation, employment, disability, death benefit, flexible spending account, hospitalization, medical, life insurance, welfare, change of control, retention, severance or other employee benefit plan, policy, program, agreement, arrangement or understanding, whether or not subject to ERISA, in each case sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute for the benefit of any current or former employee, officer or director of the Company or any of the Company Subsidiaries, and with respect to which the Company or any Company Subsidiary has any liability, in each case other than a Company Multiemployer Plan (collectively, the “Company Benefit Plans”) or, if the Company Benefit Plan is not in writing, a summary of the material terms thereof, in each case, along with (i) all related amendments and trust agreements, if any, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules filed with the Internal Revenue Service with respect to such Company Benefit Plan, if any, (iii) the most recent annual audited financial report and actuarial report, if any, (iv) the most recent summary plan description for such Company Benefit Plan if a summary plan description is required by applicable Law, and (v) the most recent determination letter from the Internal Revenue Service with respect to such Company Benefit Plan, if any. Within 15 calendar days following the date of this Agreement, the Company will provide to Parent a list of each Company Benefit Plan.

(b) Each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws (including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code), except for any failures to so administer any Company Benefit Plan that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. As of the date of this Agreement, to the Knowledge of the Company, each Company Multiemployer Plan has been administered in accordance with its terms, except for any failures to so administer any Company Multiemployer Plan that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualified status and, to the Knowledge of the Company, there exist no facts or circumstances that have caused or are reasonably likely to cause such plan not to be qualified.

(d) Neither the Company nor any of the Company Subsidiaries nor any trade or business or any other person or entity under common control with the Company, whether or not incorporated, which, together with the Company, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), 414(c), 414(m) or 414(o) of the Code (a “Company ERISA Affiliate”), maintains, participates in, contributes to, is required to contribute to, or, directly or indirectly, has any material liability with respect to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code (a “Company Multiemployer Plan”), (ii) any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, or (iii) any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any Company ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied in full.

(e) No Company Benefit Plan provides medical or life insurance benefits (whether or not insured) with respect to current or former employees or officers or directors after retirement or other termination of service, other than pursuant to Section 4980B of the Code or any other such coverage required by Law.

(f) The consummation of the Transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) result in any material payment or benefit under a Company Benefit Plan becoming due or payable, or being required to be provided, to any current or former director, executive officer, employee or consultant of the Company or any Company Subsidiary, or (ii) materially increase the amount or value of any benefit or compensation under a Company Benefit Plan payable or required to be provided to any current or former director, executive officer, employee or consultant, or result in the acceleration or the time of payment or vesting of any material benefit or compensation under a Company Benefit Plan.

(g) Neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement (including this Agreement) that is reasonably likely to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the Code or additional Taxes under Section 409A of the Code.

(h) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company, (i) there are no pending or, to the Knowledge of the Company, threatened written claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against any Company Benefit Plan, and (ii) to the Knowledge of the Company, no set of circumstances exists that are reasonably likely to give rise to such a claim or lawsuit against any Company Benefit Plan.

Section 3.9 Taxes. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company:

(a) the Company and each Company Subsidiary have filed all Tax Returns required to be filed by them (all such returns being materially correct and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and for which the financial statements included in the Company SEC Documents reflect an adequate reserve in accordance with GAAP;

(b) no deficiencies for any Taxes have been proposed, asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid, or is not being contested in good faith in appropriate proceedings and for which adequate reserves in accordance with GAAP have not been created;

(c) the Company and the Company Subsidiaries have withheld or collected all material Taxes required to have been withheld or collected and, to the extent required, has paid such Taxes to the proper taxing authority. The Company and each Company Subsidiary has complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state or local law);

(d) there are no material Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries, other than Liens for Taxes not yet due or payable;

(e) there is no currently effective extension of the period of assessment or collection of any Taxes with respect to the Company or any of the Company Subsidiaries nor has any request been made for any such extension;

(f) no written notice of a claim or pending investigation has been received from any state, local or other jurisdiction with which the Company or any of the

Company Subsidiaries currently does not file Tax Returns, alleging that the Company or any of the Company Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the taxing authority of such jurisdiction;

(g) neither the Company nor any Company Subsidiary is a party to any agreement or arrangement relating to the allocation, sharing or indemnification of Taxes other than a Company Benefit Plan;

(h) neither the Company nor any of the Company Subsidiaries (A) joins or has joined in the filing of any consolidated, combined or unitary Tax Return other than any such Tax Returns for which the Company is the common parent or (B) has any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6, as transferee or successor, by contract or otherwise;

(i) neither the Company nor any Company Subsidiary will be required to include amounts in income, or exclude items of deduction, in a taxable period ending after the Effective Time as a result of (A) an open transaction, (B) a prepaid amount, (C) the installment method of accounting, (D) the long-term contract method of accounting, (E) the cash method of accounting or Section 481 of the Code, (F) deferred gains arising before the Effective Time, and (G) deferred cancellation of indebtedness income, or;

(j) within the past five years, neither the Company nor any Company Subsidiary has distributed the stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; and

(k) neither the Company nor any Company Subsidiary has participated in any transaction that has been identified by the Internal Revenue Service in any published guidance as a reportable transaction.

As used in this Agreement, “Taxes” includes all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments, including any interest, penalties or additions with respect thereto. As used herein, “Tax Return” means any return, report, statement or information required to be filed with any taxing authority with respect to Taxes, including any supplement thereto or amendment thereof.

Section 3.10 Environmental Matters. (a) Each of the Company and the Company Subsidiaries has been at all prior times and is in compliance with all applicable Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any written communication alleging that the Company or any of the Company Subsidiaries is in violation of, or has any liability under, any

Environmental Law, except for such noncompliance, violations or liabilities that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company:

(i) each of the Company and the Company Subsidiaries possesses and has been at all prior times and is in compliance with all Permits required under Environmental Laws for the conduct of its business and activities, all such Permits were validly issued and are in full force and effect, all applications, notices or other documents have been timely filed to effect renewal, issuance or reissuance of each such Permit, and each such Permit is transferable, as necessary, in the circumstances presented by the Transactions;

(ii) there is no pending modification, renewal or application for any Permit under Environmental Law relating to the business or activities of the Company as currently conducted with respect to which the Company or any of the Company Subsidiaries has received a written communication or otherwise has Knowledge that it will not be granted on a timely basis;

(iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against or relating to the Company or any of the Company Subsidiaries;

(iv) neither the Company nor any of the Company Subsidiaries has entered into, has agreed to, or has been issued, any judgment, order, or decree under any Environmental Law;

(v) neither the Company nor any of the Company Subsidiaries is a party, or is otherwise subject, to any agreement pursuant to which it has retained, assumed or agreed to indemnify any person with respect to known or unknown liabilities arising under Environmental Law;

(vi) none of the Company or any of the Company Subsidiaries has Released (except for activities authorized by mining and reclamation permits) any Hazardous Materials at, on, under or from any of the Company Owned Real Property, the Company Leased Real Property or any other property or facility. To the Knowledge of the Company, no Hazardous Materials are present at any such property or facility, and neither the Company nor any of the Company Subsidiaries has disposed of, or arranged to dispose of, any Hazardous Materials; and

(vii) no Lien pursuant to any Environmental Law has been imposed on any of the Company Owned Real Property or the Company Leased Real Property, and no financial assurance obligation for mine reclamation or otherwise required by Environmental Law is unsatisfied.

(b) The Company has made available to Parent copies of all material written environmental, health or safety assessments and audits, investigations in the possession or control of the Company or any of the Company Subsidiaries, including any such documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

Section 3.11 Litigation. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case, with respect to the Company or any Company Subsidiary or any of their respective properties, assets or rights or any of the officers or directors of the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. There is no judgment, order, writ, injunction, award, settlement, stipulation or decree outstanding against or applicable to the Company or any of the Company Subsidiaries or any of their respective properties, rights or assets that has had or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

Section 3.12 Real Property; Assets.

(a) Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on the Company, the Company or a Company Subsidiary has good and valid fee title to each real property interest or estate (other than any leasehold, license, easement or other non-fee interest or estate) owned by the Company or any Company Subsidiary and reflected in the balance sheet of the Company as of December 31, 2010 (or the notes thereto) included in the Company SEC Documents (individually, a “Company Owned Real Property”), in each case free and clear of all Liens and defects in title, except for (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations which are not delinquent or which are being contested in good faith by appropriate proceedings, (ii) Liens for Taxes, assessments and other governmental charges and levies that (A) are not due and payable or that may thereafter be paid without interest or penalty or (B) are being contested in good faith by appropriate proceedings and which have been paid, or for which any reserves required by GAAP have been established, (iii) Liens affecting the interest of the grantor of any easements benefiting Company Owned Real Property, (iv) Liens (other than Liens securing indebtedness), minor defects or irregularities in title, conditions that would be disclosed by a current, accurate survey or physical inspection, easements, rights-of-way, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Company Owned Real Property to which they relate in the business of the Company and the Company Subsidiaries as presently conducted, (v) zoning, building and other similar codes and regulations, (vi) Liens securing indebtedness reflected in the consolidated balance sheet of the Company as of December 31, 2010 (or the notes thereto) included in the Company SEC Documents, and (vii) any lien arising out of or resulting from any (A) “material contract” as referenced in Section 3.16 or (B) any lease, license, sublease or sublicense of any Company Owned Real Property or Company Leased Real Property by the Company in favor of a third party (collectively, “Company Permitted Liens”).

(b) Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on the Company, all leases, subleases, licenses, easement interests, rights of way and similar agreements (each, a “Company Real Property Lease”) of real property under which the Company or any of its Subsidiaries is a tenant, subtenant, licensee or easement interest holder (i) that are subject to an annual minimum royalty of $500,000 or more, (ii) that had an annual production royalty of $750,000 or more in the immediately preceding fiscal year, or (iii) on which an active preparation plant site or active mine is located, granting rights in, to, on, over or under any real property reflected in the consolidated balance sheet of the Company as of December 31, 2010 (or the notes thereto) included in the Company SEC Documents (each a, “Company Leased Real Property”) are valid, binding, in full force and effect and enforceable in accordance with its terms. Neither the Company nor any Company Subsidiary that is party to a Company Real Property Lease has received or given any written notice of any default thereunder, which default continues on the date of this Agreement, nor, to the Knowledge of the Company, is there any default under any Company Real Property Lease by the Company or any Company Subsidiary or by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as is not reasonably likely to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company or a Company Subsidiary has a good and valid title to the leasehold, subleasehold, license, easement or right of way estate, as applicable, in each Company Leased Real Property, in each case free and clear of all Liens except for Company Permitted Liens and other Liens affecting the interest of the landlords, licensors or grantors and subordination and similar agreements with respect thereto.

(c) Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on the Company, the Company Owned Real Property and the Company Leased Real Property includes all of the land, buildings, structures and fixtures located thereon and all easements, rights of way, options, coal, mineral, mining, water, surface and other rights and interests appurtenant thereto reasonably necessary for the use by the Company and the Company Subsidiaries in the conduct of their business as currently conducted.

(d) Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on the Company, the Company Entities have good and valid title to all properties, assets and rights relating to or used or held for use in connection with the business of the Company Entities and such non-real property properties, assets and rights along with the Company Owned Real Property and the Company Leased Real Property comprise all of the assets required for the conduct of the business of the Company Entities as now being conducted.

Section 3.13 Company Intellectual Property. (a) Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on the Company, (i) the Company or the Company Subsidiaries own and possess all right, title and interest in and to the Company Intellectual Property, which is valid and enforceable, free and clear of any liens, objections, encumbrances or claims by any person, including current and former employees or contractors other than Permitted Liens, (ii) the Company or the Company Subsidiaries has valid and enforceable rights to use and is in compliance in all material respects with contractual obligations relating to the Intellectual Property licensed from third parties and will not, as a result of this Agreement, be in violation of any such license; (iii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is pending, or is threatened in writing, (iv) neither the Company nor any of the Company Subsidiaries has received any written notices of or is aware of any facts which indicate a likelihood of any infringement, misappropriation, or violation by any third party with respect to the Company Intellectual Property, and (v) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated or otherwise violated any intellectual property rights or other rights of any third parties and neither the Company nor any of the Company Subsidiaries is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company’s and the Company Subsidiaries’ respective businesses as currently conducted.

(b) The Company or each of the Company Subsidiaries, as the case may be, has taken all necessary action to maintain and protect the Company Intellectual Property and, until the Effective Time, will continue to maintain and protect the Company Intellectual Property.

Section 3.14 Labor Agreements and Employee Issues. (a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other agreement with any union or labor organization. The Company is unaware of any effort, activity or proceeding of any labor organization (or representative thereof) to organize any other of its or their employees.

(b) The Company and the Company Subsidiaries are not, and have not since December 31, 2009 been, subject to any pending, or to the Knowledge of the Company, threatened (i) unfair labor practice charges and/or complaint, (ii) claim, suit, arbitration, action or governmental investigation relating to employees, including discrimination, wrongful discharge or violation of any state and/or federal statute or common law relating to employment practices, (iii) strike, lockout or dispute, slowdown or work stoppage, or (iv) claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of the Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from the Company or any Company Subsidiary, except in each case which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

(c) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any material consent decree with any Governmental Entity, or material settlement approved by any court or tribunal, relating to employees or employment practices.

Section 3.15 Information in the Company Proxy Statement; Information in the Offer Documents and the Schedule 14D-9.

(a) None of the information in the Company Proxy Statement, if any, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Company Proxy Statement.

(b) None of the information supplied in writing by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Merger Sub in writing expressly for inclusion therein.

Section 3.16 Material Contracts. (a) Section 3.16 of the Company Disclosure Letter lists, and the Company has made available to Parent prior to the date of this Agreement, true, correct and complete copies of, any of the following contracts (or a summary of a contract if pursuant to its terms it cannot be provided) to which the Company or any of the Company Subsidiaries is bound, in each case other than (x) a Company Benefit Plan and (y) contracts referred to in Section 3.16 (a)(i) (all of which are publicly available):

(i) that would be required to be filed by the Company or any of the Company Subsidiaries as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) that contains covenants that limit the ability of the Company or any of the Company Subsidiaries to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii) that relates to a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation or control of any partnership or joint venture or similar entity or arrangement (other than any partnership or limited liability company operating agreement of a direct or indirect wholly-owned Company Subsidiary) or pursuant to which the Company or any of the Company Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or a material extension of credit to any person;

(iv) that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of the Company and the Company Subsidiaries, taken as a whole, in each case other than agreements for the purchase and sale of coal, diesel fuel and ANFO;

(v) that relates to (x) indebtedness under which the Company and/or any of the Company Subsidiaries has outstanding obligations in excess of $10,000,000 or (y) conditional or similar sale arrangements in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such contract are greater than $10,000,000;

(vi) for the purchase and sale of coal under which (x) the aggregate amounts to be paid by the Company and the Company Subsidiaries over the remaining term of such contract would reasonably be expected to exceed $20,000,000 in any twelve-month period or (y) the aggregate amounts to be received by the Company and the Company Subsidiaries over the remaining term of such contract would reasonably be expected to exceed $20,000,000 in any twelve-month period; or

(vii) that would or would reasonably be expected to prevent or materially delay the Company’s ability to consummate the Merger or the other Transactions.

Each contract of the type described in subclauses (i) through (vii) above (in each case other than a Company Benefit Plan) is referred to herein as a “Company Material Contract.”

(b) Each Company Material Contract is valid and binding on the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. There is no default under any such Company Material Contract by the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

Section 3.17 Affiliate Transactions. There have been no transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries on the one hand, and any affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents. Other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Company Subsidiaries, no director, officer or other affiliate (as hereinafter defined) of the Company or any “associate” (as hereinafter defined) of any director, officer or other affiliate of the Company, directly or indirectly, has any interest in: (a) any contract, arrangement or understanding with, or relating to the business or operations of the Company or any Company Subsidiary, (b) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Company Subsidiary, or (c) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Company Subsidiary. Any contract, agreement, arrangement or understanding of any kind between any affiliate of the Company (other than any wholly owned Company Subsidiary), on the one hand, and the Company or any Company Subsidiary, on the other hand, is on terms no less favorable to the Company or to such Company Subsidiary than would be obtained with an unaffiliated third party on an arm’s-length basis. For purposes of this Section 3.17, the terms “affiliate” and “associate” have the meanings set forth in Rule 12b-2 promulgated under the Securities Exchange Act; provided, however, that for purposes of this Section 3.17, the term “associate” shall be deemed to include any corporation or organization of which any person is a beneficial owner of five percent or more of any class of securities of such corporation or organization.

Section 3.18 Insurance. The Company has made available to Parent copies of all current, material insurance policies, contracts, or programs of self-insurance which cover the Company and each Company Subsidiary, are owned by the Company or any of the Company Subsidiaries or which names the Company or any of the Company Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or any of the Company Subsidiaries’ assets, employees or operations. The Company has made available to Parent copies of all such insurance policies and contracts. All such insurance policies, contracts, or programs of self-insurance are in full force and effect and are valid and enforceable and, in the reasonable judgment of senior management of the Company, cover against the risks normally insured against by entities in the same or similar lines of business. All premiums due thereunder have been paid. Neither the Company nor any of the Company Subsidiaries has received notice of cancellation of any such insurance policies, contracts and programs of self-insurance.

Section 3.19 Voting Requirement. The affirmative vote at the Company Stockholders Meeting of at least a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt and approve this Agreement and consummate the Merger and the other Transactions contemplated herein if Section 253 of the DGCL will not permit the consummation of the Merger without a meeting of the stockholders of the Company (collectively, the “Company Stockholder Approval”).

Section 3.20 State Takeover Statutes. The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Statute”) (including the interested stockholder provisions codified in Section 203 of the DGCL) or any anti-takeover provision in the Company Charter or the Company’s bylaws is applicable to this Agreement, the Tender and Voting Agreement, the Merger and the Transactions. No other Takeover Statute is applicable to this Agreement, the Merger or the other Transactions.

Section 3.21 Opinion of Financial Advisor. The Company has received the opinion of UBS Securities LLC, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the Offer Price is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion has been or will be provided to Parent for informational purposes only.

Section 3.22 Brokers. Except for UBS Securities LLC, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements between the Company and UBS Securities LLC, or the Company and any other person, under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or expenses are payable.

Section 3.23 Questionable Payments. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries (nor, to the Knowledge of the Company, any of its or their respective Representatives) (a) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (b) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (d) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent and Merger Sub in connection with the Transactions. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent or Merger Sub (or any of their financing sources) or any other person resulting from the distribution to Parent or Merger Sub (or any of their financing sources), or Parent’s or Merger Sub’s (or such financing sources’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article III or in a certificate delivered by the Company in connection with the Closing. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein will relieve the Company or any other person from liability for fraud.

IV.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that, except as (i) set forth in the applicable section of the disclosure letter delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement (the “Parent Disclosure Letter”) with specific reference to the representation or warranty of the Parent Disclosure Letter to which the information relates (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation or warranty set forth in this Agreement to which it corresponds in number and each other representation or warranty set forth in this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other representation or warranty) or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to the SEC by Parent since January 1, 2009 and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other similar disclosures included therein to the extent that they are predictive or forward-looking in nature):

Section 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation and has the requisite corporate authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and other assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Parent. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and the bylaws of Parent and Merger Sub, each as amended to date. The Parent certificate of incorporation and the Parent bylaws so delivered are in full force and effect and Parent is not in violation of its certificate of incorporation or bylaws.

Section 4.2 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the Transactions contemplated herein. Since the date of its incorporation, Merger Sub has not and will not, prior to the Effective Time, engage in any business activities or conduct any operations other than in connection with the Transactions contemplated herein and will have no assets, liabilities or obligations other than those contemplated by this Agreement. All of the issued and outstanding shares of capital stock of Merger Sub are, and as of the Effective Time will be, owned of record and beneficially by Parent either directly or indirectly through one or more of its subsidiaries.

Section 4.3 Authority; Noncontravention. (a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

(b) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or Merger Sub, (ii) result in any breach, violation, default or change of control rights (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or creation or acceleration of any obligation or fee or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under any contract, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, easement, right of way or similar agreement granting rights in, over, or under any real property, or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent, Merger Sub or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in Section 4.3(c), conflict with or violate any judgment, order, decree, writ, injunction, award, settlement, stipulation or Law applicable to Parent, Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, change of control rights, obligations, fees, losses or Liens that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Parent.

(c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or third party is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions contemplated hereby, except for: (i) the applicable requirements of the Exchange Act and state securities, takeover and other “blue sky” laws as may be required in connection with this Agreement and the Transactions contemplated herein, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of a premerger notification and report form by Parent under the HSR Act, and (iv) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Parent.

Section 4.4 Information in Company Proxy Statement; Information in the Offer Documents.

(a) None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Company Proxy Statement, if any, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Company Proxy Statement.

(b) The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 4.5 Absence of Litigation. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case, with respect to Parent or any of its subsidiaries, or any of their respective properties, is pending or, to the Knowledge of Parent, threatened that would prohibit Parent or Merger Sub from entering into, executing and complying with their obligations under this Agreement or from consummating the transactions contemplated by this Agreement.

Section 4.6 Funds. The financing of (i) the Transactions, (ii) the payment of any indebtedness required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Transactions (including all indebtedness of the Company and the Company Subsidiaries required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger), and (iii) all fees and expenses reasonably expected to be incurred in connection therewith and all other amounts necessary to consummate the Transactions contemplated hereunder, will consist of debt financing provided to Parent (or loaned directly to the Company or one of the Company Subsidiaries) (such financing, together with any Alternative Financing, the “Financing”). Parent has delivered to the Company true and complete copies of fully executed commitment letters pursuant to which and subject to the terms and conditions thereof the parties thereto (other than any of the Parent or Merger Sub or their affiliates) have committed to provide the Financing, including all exhibits, schedules, annexes and amendments thereto in effect on the date of this Agreement, and excerpts of those portions of each fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions (excluding provisions related solely to fees and economic terms agreed to by the parties) (such agreements, exhibits, schedules, annexes and amendments thereto, collectively, as modified pursuant to Section 6.8, the “Financing Commitment”). As of the date of this Agreement, the Financing Commitment is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of the Parent and Merger Sub, the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the financing commitments thereunder have not been withdrawn or terminated. The Financing Commitment has not been amended, waived, rescinded, withdrawn, supplemented or otherwise modified in any respect, except, in each case, as permitted by Section 6.8(a). As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any of Parent or Merger Sub, or to the Knowledge of Parent or Merger Sub, any other party thereto, under the Financing Commitment. As of the date of this Agreement, assuming the satisfaction of the Offer Conditions and the conditions set forth in Section 7.1, the accuracy of the representations and warranties set forth in Article III and the compliance by the Company of its covenants and agreements hereunder, (i) none of Parent or Merger Sub has any reason to believe that it or any of the other parties to the Financing Commitment will be unable to satisfy on a timely basis any term or condition of the Financing Commitment required to be satisfied by it and (ii) none of Parent or Merger Sub has any reason to believe, as of the date of this Agreement, that any portion of the Financing to be made thereunder will otherwise not be available on or before the Business Day next succeeding the last day of the Marketing Period to consummate the Merger and the other Transactions contemplated hereby. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitment to be paid by it on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. Assuming the satisfaction of the Offer Conditions and the conditions set forth in Section 7.1, the Financing, when funded in accordance with the Financing Commitment, will provide Parent and Merger Sub and the Surviving Corporation with funds sufficient to satisfy all of their obligations under this Agreement, including the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration and all associated costs and expenses. The obligations of the lenders to fund the full amount of the Financing to Parent, Merger Sub or the Surviving Corporation pursuant to the terms of the Financing Commitment are not subject to any conditions other than the conditions set forth in the Financing Commitment. There are no side contracts or understandings related to the Financing other than as expressly set forth in the Financing Commitment. As of the Offer Closing and the Closing, Parent and Merger Sub will have readily available funds that are sufficient to effect the Offer Closing and the Closing, as applicable, on the terms contemplated hereby.

Section 4.7 Absence of Voting Requirement. No vote of any holders of any capital stock of Parent is required to authorize and consummate the Merger.

Section 4.8 Brokers. Except for Morgan, Stanley & Co. Incorporated, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

Section 4.9 Solvency. Assuming (i) satisfaction or waiver of the conditions to Parent’s obligation to consummate the Offer and the Merger, (ii) the accuracy of the representations and warranties of the Company set forth in Article III hereof, and (iii) any estimates, projections or forecasts of the Company and the Company Subsidiaries have been prepared in good faith based upon assumptions that were reasonable at the time made (it being understood that the Company had and has no obligation to update such assumptions or facts underlying such assumptions, even if such facts or assumptions have changed from the time such assumptions were made), and after giving effect to the consummation of the Transactions and the payment of the aggregate Offer Price and Merger Consideration, any other repayment or refinancing of indebtedness contemplated in this Agreement, payment of all amounts required to be paid in connection with the consummation of the Transactions and payment of all related fees and expenses, Parent and its subsidiaries, taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the Transactions contemplated herein.

Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent or Merger Sub in connection with the Closing, the Company acknowledges that neither Parent nor Merger Sub nor any person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or any of Parent’s subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions. No Parent Entity nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article IV or in a certificate delivered by Parent in connection with the Closing. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein will relieve Parent or Merger Sub or any other person from liability for fraud.

V.	COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by the Company. (a) Except as set forth in Section 5.1(a) of the Company Disclosure Letter, as expressly contemplated by this Agreement, required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company will, and will cause the Company Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance with all applicable Laws and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact their current business organizations and goodwill, keep available the services of their current officers and other key employees and preserve their relationships with significant customers, suppliers, distributors and other persons having business dealings with them, and Governmental Entities having regulatory dealings with them, and keep in force the insurance policies and Permits of the Company and the Company Subsidiaries.

(b) Without limiting the generality of Section 5.1(a), except as (w) set forth in Section 5.1(b) of the Company Disclosure Letter, (x) expressly contemplated by this Agreement, (y) required by applicable Law, or (z) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company will not and will not permit any Company Subsidiary to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options, (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan, and (3) the acquisition by the Company of Company Common Stock in connection with the forfeiture of awards granted pursuant to the Company Stock Plan;

(ii) issue or authorize the issuance of, deliver, sell, pledge or otherwise encumber or subject to any Lien, any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than, as applicable, (A) upon the exercise or vesting of awards under the Company Stock Plan, (B) grants of awards under the Company Stock Plan (including to directors), in each case under this clause (B) in the ordinary course of business consistent with past practice (1) to any officer or employee of the Company or any Company Subsidiary in the context of promotions based on job performance or workplace requirements, (2) in connection with new hires, or (3) in connection with normal annual grants to any director, officer or employee of the Company or any Company Subsidiary; provided, however, that in no event will the number of shares of Company Common Stock underlying or delivered pursuant to such grants, whether paid in cash, shares or other property, exceed, individually or in the aggregate, 100,000, (D) upon the conversion of the Company’s 2012 Notes and 2017 Notes outstanding on the date of this Agreement and in accordance with the terms of the applicable indenture in effect on the date of this Agreement, or (E) in connection with the exercise of the Top-Up Option;

(iii) amend the Company Charter or Company’s bylaws or the similar organizational documents of the Company Subsidiaries, other than to comply with SEC rules and regulations or the DGCL;

(iv) purchase an equity interest in or a substantial portion of the assets of any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and the Company Subsidiaries in connection with all such transactions would exceed $25 million or merge or consolidate with any person, in each case other than any such action solely between or among the Company and its wholly owned Company Subsidiaries;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than a Company Permitted Lien) or otherwise dispose of any of its properties, rights or assets other than dispositions of personal property, inventory or Company Owned Real Property or Company Leased Real Property other than in the ordinary course of business consistent with past practice;

(vi) enter into or agree to enter into commitments for capital expenditures involving more than $40 million in the aggregate, except (A) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business consistent with past practice or (B) as reflected in the capital expenditures budget of the Company previously provided to Parent;

(vii) redeem, repurchase, prepay, defease, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, or guarantee, endorse, assume or otherwise become responsible for any such indebtedness or any debt securities of another person or enter into any “keep well” or other contract to maintain any financial statement condition of another person, other than (1) indebtedness not existing on the date of this Agreement incurred in the ordinary course of business (including any borrowings under the Company’s existing revolving credit facilities and any letters of credit) not in excess, at any one time outstanding, of $50 million, (2) indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of this Agreement as such indebtedness matures and using commercially reasonable efforts to obtain comparable terms and conditions, and (3) indebtedness owed to the Company or any of the Company Subsidiaries, so long as such indebtedness, in each case in this Section 5.1(b)(vii) can be repaid with no more than 30 days’ notice and with no premium or penalty;

(viii) other than in the ordinary course of business consistent with past practice, as required to comply with applicable Law, or as required by the terms of any Company Benefit Plan or other written agreement of the Company or any Company Subsidiary in effect on the date hereof, (A) materially increase the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (B) establish, adopt, enter into, terminate or materially amend, or take any action to accelerate the vesting or payment of any material compensation or benefits under, any Company Benefit Plan or any award thereunder (other than a renewal occurring in accordance with the terms thereof that does not result in materially increased cost to Company), (C) materially increase the severance, change in control or termination pay of any director, officer or employee of the Company or any Company Subsidiary, or (D) enter into any employment, consulting, severance or termination agreement with any director or executive officer of Company or any Company Subsidiary;

(ix) change the accounting principles used by it unless required by applicable Law or GAAP;

(x) except in the ordinary course of business consistent with past practice or as otherwise required by applicable Law or regulatory guidance, make, change or rescind any express or deemed election with respect to Taxes, settle or compromise any claim or action relating to Taxes, change any of its material methods of accounting or of reporting income or deductions for Tax purposes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xi) except as required by applicable Law or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any claims or liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), investigations, or proceedings, in each case made or pending against the Company or any of the Company Subsidiaries, or any of their officers and directors in their capacities as such, other than the payment, discharge, settlement or satisfaction of claims or litigation or any investigation or proceeding, in the ordinary course of business consistent with past practice, which, in any event (A) is for an amount not to exceed, for any such payment, discharge, settlement or satisfaction individually, $2 million and $5 million, for all such payments, discharges, settlements or satisfactions, in the aggregate (or would not entail the incurrence of any obligation or liability of the Company in excess of such amounts, including costs or revenue reductions) and (B) would not or would not be reasonably expected to impose any material restrictions on the business or operations of the Company and the Company Subsidiaries as conducted and operated on the date of this Agreement;

(xii) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary and except for employee advances for expenses in the ordinary course of business consistent with past practice;

(xiii) other than in the ordinary course of business consistent with past practice, cancel or forgive any material indebtedness owed to the Company or any Company Subsidiary by a third party;

(xiv) take any action to exempt or not make subject to the provisions of Section 203 of the DGCL or any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Parent and Merger Sub), or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(xv) authorize or adopt, or publicly propose, a plan of complete or partial liquidation or dissolution of the Company;

(xvi) (A) materially amend, terminate (other than as terminated in accordance with its terms) or cancel, or grant material waivers under, any Company Material Contract or (B) other than with respect to any transaction or activity otherwise expressly permitted by this Section 5.1(b), enter into any other contract that, if it had been entered into prior to the date hereof, would constitute a Company Material Contract;

(xvii) enter into material interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than in the ordinary and usual course of business consistent with past practice for purposes of offsetting a bona fide exposure (including counterparty risk); or

(xviii) authorize, commit or agree to take any of the foregoing actions.

Section 5.2 No Solicitation by the Company. (a) Company Takeover Proposal. The Company will, and will cause the Company Subsidiaries and its and their Representatives (collectively, the “Company Representatives”) to, immediately cease and cause to be terminated all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal, terminate all physical and electronic dataroom access previously granted to any such parties and their representatives and request the prompt return or destruction of all confidential information previously furnished in connection therewith. From and after the date of this Agreement, the Company will not, nor will it permit any of the Company Subsidiaries to, nor will it authorize or permit any of the Company Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than a party hereto) any information with respect to, or knowingly take any other action to facilitate the making of any proposal that constitutes, a Company Takeover Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person (other than Parent) with respect to the Company or any of the Company Subsidiaries, or (v) authorize any of, or commit or agree to do any of the foregoing; provided, however, that, at any time prior to the Appointment Time, in response to an unsolicited bona fide written Company Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with the legal and financial advisors to the Company) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Company Takeover Proposal was made after the date hereof and did not otherwise result from a material breach of this Section 5.2, the Company may, if and to the extent that its Board of Directors determines in good faith (after consulting with the legal and financial advisors to the Company) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under the DGCL, and subject to compliance with Section 5.2(c), (i) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal (and its representatives) pursuant to a confidentiality agreement that the Company determines in good faith is not less restrictive of such person than the Confidentiality Agreement; provided, however, that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (ii) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal.

(b) Definitions. As used herein:

(i) “Superior Proposal” means a bona fide written proposal from any person or group to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, a majority of the combined voting power of the Company then outstanding or a majority of the assets of the Company that the Board of Directors of the Company determines in its good faith judgment after consulting with its legal and financial advisors would be more favorable from a financial point of view to the stockholders of the Company than the Transactions (including any changes proposed by Parent to the terms of this Agreement) and is reasonably likely to receive all required governmental approvals on a timely basis and is otherwise reasonably capable of being consummated on the terms proposed.

(ii) “Company Takeover Proposal” means any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 25% or more of any class of equity securities of the Company or any of the Company Subsidiaries, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of the Company Subsidiaries, or (D) any merger, consolidation, business combination, asset purchase, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries, other than the Transactions.

(c) Actions by the Company. Neither the Board of Directors of the Company nor any committee thereof will (i) (A) withdraw or qualify (or modify in a manner adverse to Parent), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other Transactions, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or fail to reject, any Company Takeover Proposal, or (C) make any other public statement in connection with the Company Stockholders Meeting inconsistent with the Company Recommendation (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Company Takeover Proposal or requiring the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other Transactions, or requiring the Company to fail to comply with this Agreement (an “Acquisition Agreement”) (other than a confidentiality agreement referred to in Section 5.2(a)). Notwithstanding the foregoing, prior to the Appointment Time, if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that failure to do so could result in a breach of its fiduciary duties under applicable Law, the Board of Directors of the Company may, (i) terminate this Agreement pursuant to Section 8.1(d)(ii) and cause the Company to enter into an Acquisition Agreement with respect to a Superior Proposal (which was made after the date hereof and did not otherwise result from a breach of this Section 5.2) or (ii) in response to an Intervening Event or a Company Takeover Proposal that constitutes a Superior Proposal, make a Company Adverse Recommendation Change, if: (A) the Company provides written notice (a “Notice of Adverse Recommendation”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor and including, as applicable, the most current version of any proposed agreement reflecting the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (or a detailed summary of such terms and conditions if no agreement exists) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal requires a new Notice of Adverse Recommendation) or a detailed description of the Intervening Event if the Company intends to make a Company Adverse Recommendation Change in response to an Intervening Event, (B) for a period of three Business Days following Parent’s receipt of a Notice of Adverse Recommendation the Company negotiates with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(d)(ii), and (C) at the end of such three Business Day period, the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the Company Takeover Proposal giving rise to the Notice of Adverse Recommendation constitutes a Superior Proposal or determines in good faith (after consultation with outside counsel) that failure to effect a Company Adverse Recommendation could result in a breach of its fiduciary duties under applicable Law in light of the Intervening Event giving rise to the Notice of Adverse Recommendation (after taking into account such adjustments to the terms and conditions of this Agreement proposed by Parent). No Company Adverse Recommendation Change will change the approval of the Board of Directors of the Company for purposes of causing any state takeover Law (including Section 203 of the DGCL) or other state Law to be inapplicable to the Merger and the other Transactions.

(d) Notice of Company Takeover Proposal. From and after the date of this Agreement, the Company will as promptly as practicable (but in any event within 24 hours of receipt) advise Parent and Merger Sub in writing of the receipt, directly or indirectly, of any inquiries, requests, discussions, negotiations or proposals relating to a Company Takeover Proposal, or any request for nonpublic information relating to any of the Company Entities by any person that informs the Company or any Company Representative that such person is considering making, or has made, a Company Takeover Proposal, or an inquiry from a person seeking to have discussions or negotiations relating to a possible Company Takeover Proposal. Such notice will be made orally and confirmed in writing, will indicate the material terms and conditions thereof and will include a copy of any such written inquiry, request or proposal and copies of any information provided to or by any third party relating thereto. The Company agrees that it will keep Parent promptly informed in all material respects of the status and details (including amendments or proposed amendments) of any such request, Company Takeover Proposal or inquiry and keep Parent promptly informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Company

Takeover Proposal or inquiry, including by providing Parent a copy of all material documentation or correspondence relating thereto as soon as practicable (but in any event within 24 hours of receipt).

(e) Rule 14e-2(a), Rule 14d-9, Item 1012(a) and Other Applicable Law. Nothing contained in this Section 5.2 will prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (provided, that the Board of Directors of the Company expressly publicly reaffirms the Company Recommendation) or (ii) making any disclosure of facts to the stockholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), such disclosure of facts is required by applicable Law; provided, however, that compliance with such rules and Laws will not in any way limit or modify the effect that any action taken pursuant to such rules and Laws has under any other provision of this Agreement, including that such compliance could result in a Company Adverse Recommendation Change.

VI.	ADDITIONAL AGREEMENTS

Section 6.1 Access to Information; Confidentiality. To the extent permitted by applicable Law and subject to the agreement, dated February 25, 2011, between the Company and Parent, as supplemented by the March 15, 2011 letter agreement between the Company and Parent (the “Confidentiality Agreement”), the Company will, and will cause the Company Subsidiaries to, afford to Parent, Parent’s subsidiaries and its and their Representatives (collectively, the “Parent Representatives”) reasonable access, during normal business hours during the period prior to the Effective Time, to all of the Company Entities’ properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as Parent or Merger Sub may reasonably request (including consultation with appropriate Company Representatives with respect to material litigation matters). Parent and Merger Sub will hold, and will cause their respective affiliates and the Parent Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, the Company and the Company Subsidiaries will not be required to provide access to or disclose information where such entity reasonably determines that such access or disclosure would jeopardize the attorney-client privilege or contravene any Law or any agreement to which it is a party; provided, that such entity will use its reasonable best efforts to obtain any required consents and take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access or disclosure.

Section 6.2 Reasonable Best Efforts; Cooperation. (a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, including Section 6.2(c), each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Merger and the other Transactions and to obtain satisfaction or waiver of the Offer Conditions and the conditions precedent to the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement. For the avoidance of doubt, reasonable best efforts includes requiring the parties to (i) sell, hold separate or otherwise dispose of or conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits, (ii) agree to sell, hold separate or otherwise dispose of or conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits, (iii) permit the sale, holding separate or other disposition of, any of the assets of the Company, Parent and/or any of their respective affiliates or the execution of any agreement or order to do so, and (iv) conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits; provided, however, that no party shall be required pursuant to this Section 6.2 to commit to or effect any action that (i) is not conditioned upon the consummation of the Merger or (ii) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company or Parent (measured in relation to the size of Parent as of the date of this Agreement and without giving effect to the consummation of the Merger). In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees to make an appropriate filing under the HSR Act with respect to the Transactions contemplated herein as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and, subject to the proviso in the immediately preceding sentence, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) No Takeover Statutes Apply. In connection with and without limiting the foregoing, the Company, Parent and Merger Sub will (i) take all action necessary to ensure that no Takeover Statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the other Transactions contemplated herein and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other Transactions contemplated herein, take all action necessary to ensure that the Merger and the other Transactions contemplated herein may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other Transactions.

(c) Information Cooperation. In connection with the efforts referenced in Section 6.2(a) to obtain all requisite approvals and authorizations for the Transactions under the HSR Act, and to obtain all such approvals and authorizations under any other applicable Antitrust Law, each of Parent and the Company will use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions contemplated herein, and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Entity or in connection with any proceeding by a private party. Subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act. Any competitively sensitive information that is disclosed pursuant to this Section 6.2(c) will be limited to each of Parent’s and the Company’s respective counsel pursuant to a separate customary confidentiality agreement. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 6.3 Indemnification, Exculpation and Insurance. (a) Rights Assumed by Surviving Corporation. Each of Parent and the Surviving Corporation agrees that all rights to indemnification including, advancement and reimbursement of expenses and exculpation from liability relating to, resulting from or arising out of (i) acts or omissions occurring at or prior to the Appointment Time and (ii) Claims (as defined below) existing as of the date of this Agreement in favor of the current or former directors, officers, employees, agents or fiduciaries with respect to any employee benefit plan of the Company and the Company Subsidiaries (together with any affiliates named in the Existing Litigation (as defined below), the “Indemnified Parties”) as provided in (i) their respective certificates of incorporation, bylaws (or comparable organizational documents), and (ii) indemnification or other agreements that contain indemnification agreements, as in effect on the date of this Agreement and that have been made available to Parent prior to the date of this Agreement (collectively, the “Other Legal Contract Indemnity Rights”) will be assumed by the Surviving Corporation without further action, as of the Effective Time, and will survive the Merger and will continue in full force and effect in accordance with their terms and such rights may not be amended, or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) Indemnification Provisions. Without limiting the generality or effect of Section 6.3(a) or any Other Legal Contract Indemnity Rights, in the event of any threatened or actual claim, action, suit, proceeding, investigation, judgment or settlement (a “Claim”), whether civil, criminal or administrative in which any Indemnified Party has been, or is threatened to be, made a party, relating to, resulting from, or arising out of any act or failure to act by any Indemnified Party in respect of any event or circumstance involving the Company, any Company Subsidiary or their respective business, whether or not identified on the Company Disclosure Letter, from and after the Appointment Time, each of Parent and the Surviving Corporation, on behalf of themselves and their respective subsidiaries, will indemnify to the fullest extent permitted by law and also hold harmless, any Indemnified Party against any losses, claims, damages, liabilities, judgments, amounts paid in settlements, penalties and any amount owing or paid in connection with any claim already asserted or threatened and thereafter asserted, in each case, whether joint or several, including costs, expenses attorney’s fees, disbursements, supersedeas bonds expert and all other necessary fees and expenses, in advance of the final disposition of any Claim to each Indemnified Party, and, arising out of, or pertaining to (A) the fact that such an Indemnified Party was a director (including in a capacity as a member of any committee of the Board of Directors of the Company), officer, employee or agent of the Company, any Company Subsidiaries or any of their respective predecessors, a fiduciary with respect to any employee benefit plan maintained by any of the foregoing, prior to the Effective Time, or (B) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time. Each Indemnified Party will be entitled to be represented by counsel of his, her or its choosing at the expense of the Surviving Corporation in any Claim, including any litigation listed in Section 6.3(b) of the Company Disclosure Letter (the “Existing Litigation”), and the fees, disbursements and other charges of whom (or of any other expert retained in respect of any Claim) will be paid in advance or reimbursed (at the sole election of the Indemnified Party) by Parent and the Surviving Corporation. As between the Indemnified Parties, on the one hand, and Parent and the Surviving Corporation, on the other hand, Parent and the Surviving Corporation will have the sole liability for any losses, claims, damages, liabilities, in each case, whether joint or several, or expenses of any nature under any theory from any Indemnified Party in connection with any Claim relating to the Existing Litigation or any cost or expenses paid, reimbursed or incurred hereunder and by this Agreement and will discharge any and all obligations that any Indemnified Party may have in any Existing Litigation. Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been or could be sought by an Indemnified Party hereunder or under any Other Legal Contract Indemnity Rights, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability related to, resulting from or arising out of any Claim, including any Existing Litigation, or the events giving rise thereto, unless such Indemnified Party otherwise consents, in its sole discretion, in writing to such settlement, compromise, or consent. Parent, the Surviving Corporation and the applicable Indemnified Parties will cooperate with each other in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. Parent’s and the Surviving Corporation’s indemnification obligations under this Section 6.3 related to claims already asserted and/or threatened and asserted hereafter shall continue until the final disposition of any such Claim.

(c) Successors and Assigns of Surviving Corporation. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.3.

(d) Continuing Coverage. For six years after the Effective Time, the Surviving Corporation will maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to Indemnified Parties providing such coverage to the Indemnified Parties as “insureds” on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage; provided, however, that (i) in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 350% of the annual premiums currently paid by the Company for such insurance, (ii) if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount, and (iii) at Parent’s option in lieu of the foregoing insurance coverage, the Surviving Corporation may purchase “tail” insurance coverage that provides similar coverage in all material respects to the coverage described above. The Surviving Corporation will cooperate with the Indemnified Parties, at the sole expense of Parent and the Surviving Corporation, in pursuing recoveries under any such insurance for the benefit of the Indemnified Parties, including if determined to be appropriate by an Indemnified Party, commencing litigation to recover under any such policy of insurance.

(e) Intended Beneficiaries. The provisions of this Section 6.3 (and any applicable general provision in Section 6.5) are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his, her or its representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. This Section 6.3 has been agreed to by the parties pursuant to Section 145(f) of the DGCL.

Section 6.4 Public Announcements. Parent and the Company will consult with each other before holding any press conferences, analyst calls or other public meetings or discussions and before publishing any press release or other public announcements with respect to the Transactions, including the Offer and the Merger, in each case other than any employee communications; provided that such communications do not specifically address Parent’s post-Closing obligations under Section 6.7. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the Transactions, including the Offer and the Merger, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the Transactions contemplated by this Agreement will be mutually agreed upon prior to the issuance thereof.

Section 6.5 Transaction Litigation. The parties to this Agreement will cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the Transactions and the Company shall permit Parent to participate in the defense or settlement of any such litigation. In furtherance of and without in any way limiting the foregoing, each of the parties will use its respective reasonable best efforts consistent with the respective fiduciary duties of each parties’ board of directors to defend such litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the Transactions contemplated herein (including the Merger) without Parent’s prior written consent, which will not be unreasonably withheld, delayed or conditioned.

Section 6.6 Section 16(b). Parent and the Company will take all steps reasonably necessary to cause the Transactions contemplated herein and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.7 Employee Benefit Matters. (a) Company Employees. Until December 31, 2011, Parent will, or will cause the Surviving Corporation to, provide, or cause to be provided, compensation and benefits to the employees and former employees of the Company and the Company Subsidiaries (the “Company Employees”) that are no less favorable, in the aggregate, than the compensation and benefits provided to such Company Employees immediately prior to the Effective Time. For a period beginning on January 1, 2012 through June 30, 2013, Parent will, or will cause the Surviving Corporation to, provide, or cause to be provided, compensation and benefits to the Company Employees that are substantially similar in the aggregate to the compensation and benefits provided to similarly situated employees of Parent as of January 1, 2012. Nothing herein is intended to prevent Parent or the Surviving Corporation from terminating the employment of any Company Employee; provided that Parent and the Surviving Corporation comply with the terms of any severance arrangements applicable to such Company Employee.

(b) Benefit Plans. Parent will, and will cause the Surviving Corporation to, honor in accordance with their terms all Company Benefit Plans, including any rights or benefits arising as a result of the Transactions contemplated by this Agreement (either alone or in combination with any other event) and the parties will take all actions necessary to effectuate the provisions set forth in Section 6.7(b) of the Company Disclosure Letter; provided, however, that Parent or the Surviving Corporation may amend, modify or terminate any individual plan or arrangement in accordance with its terms and applicable Law (including obtaining the consent of the other parties to and beneficiaries of such plan or arrangement to the extent required thereunder); provided, further, that with respect to any Company Benefit Plan that provides post-retirement medical benefits to Company Employees at any Company location prior to the Closing Date, Parent may, or may cause the Surviving Corporation to, provide such coverage to those employees, either under the Company Benefit Plan or a program maintained by Parent for similarly situated employees (the applicable plan, a “Retiree Medical Plan”). Parent hereby acknowledges that the consummation of the transactions contemplated by this Agreement constitute a change of control or change in control, as the case may be, for all purposes under each Company Benefit Plan.

(c) Credit for Service. Parent will, and will cause its affiliates to, provide credit for each Company Employee’s length of service with the Company and its affiliates (as well as service with any predecessor employer of the Company or any of its affiliates, to the extent that service with the predecessor employer is recognized by the Company or such affiliate) for all purposes (including eligibility, vesting and benefit level, but not for purposes of any benefit accrual under any cash balance or defined benefit plan) under each plan, program, policy or arrangement of Parent and its affiliates (including vacation, paid time-off and severance arrangements) to the same extent that such service was recognized under a similar plan, program, policy or arrangement of the Company or any of its affiliates, except that no such prior service credit will be required or provided to the extent that (i) it results in a duplication of benefits; or (ii) it might be deemed to allow any Company Employee to participate in any Retiree Medical Plan of Parent or the Surviving Corporation that ceased to allow new participants on a date prior to the Closing Date (except to the extent that Parent elects to allow such participation to a Company Employee who was participating in a Retiree Medical Plan of the Company prior to the Closing Date, as contemplated by the second proviso of Section 6.7(b)).

(d) Welfare Plans. To the extent permitted by applicable Law, Parent will cause each benefit plan of Parent and its affiliates in which any Company Employee participates that is a health or welfare benefit plan (collectively, the “Parent Welfare Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions (other than any Retiree Medical Plans) with respect to participation and coverage requirements applicable to Company Employees, other than limitations that were in effect with respect to such Company Employees as of the Closing Date under the corresponding Company Benefit Plan or to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time, (ii) honor any payments, charges and expenses of such Company Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Company Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Parent Welfare Plan during the calendar year in which the Effective Time occurs, and (iii) with respect to any medical plan (other than any Retiree Medical Plan), waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee following the Closing Date to the extent such employee had satisfied any similar limitation under the corresponding Company Benefit Plan or to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. In addition, to the extent that any Company Employee has begun a course of treatment with a physician or other service provider who is considered “in network” under a Company Benefit Plan and such course of treatment is not completed prior to the Closing, Parent will use its reasonable best efforts to arrange for transition care, whereby such Company Employee may complete the applicable course of treatment with the pre-Closing physician or other service provider at “in network” rates; provided that the treatment is completed during the calendar year in which the Effective Time occurs.

(e) Annual Bonus Program. Within 15 calendar days following the Closing Date, Parent will, or will cause the Surviving Corporation to, make a payment to each participant in the Company’s 2011 annual bonus program (the “Annual Bonus Program”) in an amount equal to the greater of (i) the actual amount due to such employee under the terms of the Annual Bonus Program based on performance through the Closing Date, assuming (A) full achievement of all individual performance goals, (B) full payment in respect of the discretionary component of such bonus, (C) without regard to any negative discretion under the Annual Bonus Program to adjust the bonus amount, and (D) without regard to any charges relating to, or arising from, the Transactions contemplated by this Agreement, and (ii) the participant’s target bonus amount under the Annual Bonus Program (the “2011 Annual Bonus Amount”). The 2011 Annual Bonus Amount will be pro rated (determined by the number of days between January 1, 2011 and the Closing Date over 365). Section 6.7(e) of the Company Disclosure Letter provides information regarding the number of participants in the Company’s Annual Bonus Program and the estimated aggregate target bonus amount. Within 15 calendar days following the date of this Agreement, the Company will provide to Parent a list that sets forth the name of each participant in the Annual Bonus Program and such participant’s target bonus amount under the Annual Bonus Program.

(f) No Third-Party Beneficiaries. Nothing in this Section 6.7 will (i) confer any rights upon any person, including any Company Employee or former employees of the Company, other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement, or (iii) constitute or be treated as the amendment, modification or adoption of any employee benefit plan of Parent, the Company of any of their affiliates.

Section 6.8 Financing. (a) Parent shall use, and shall cause its affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to keep the financing commitment in full force and effect and to arrange the Financing on the terms and conditions described in the Financing Commitment, including using reasonable best efforts (i) to negotiate and enter into, and keep in effect, the definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment (or on other terms acceptable to Parent, provided such terms do not contain any conditions to funding on the Offer Closing Date and the Closing Date that are not set forth in the Financing Commitment and would not otherwise reasonably be expected to impair or delay the consummation of the Financing), (ii) to satisfy (or cause its affiliates to satisfy) on a timely basis all conditions applicable to Parent and its subsidiaries to obtaining the

Financing set forth in the Financing Commitment that are within their control and to otherwise comply with all of their obligations under the Financing Commitments, and (iii) to consummate the Financing contemplated by the Commitment Letter at or prior to the Offer Closing and the Closing, as applicable, including using its reasonable best efforts to cause the lenders and the other persons providing such Financing to fund the Financing required to consummate the Offer at the Offer Closing and the Merger at the Closing (including seeking specific performance to cause the Financing to be consummated in accordance with the Financing Commitments). Parent and Merger Sub shall keep the Financing Commitment in full force and effect and not modify, amend, waive, supplement or otherwise alter the Financing Commitment or the definitive agreements with respect thereto or any of the terms thereof, except that Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of their rights under, the Financing Commitment or the definitive agreements with respect thereto, and/or substitute other debt or equity financing for all or any portion of the Financing Commitment from the same and/or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Financing Commitment or such definitive agreements that amends the Financing Commitment and/or substitution of all or any portion of the Financing shall not (A) expand upon the conditions precedent to the Financing as set forth in the Financing Commitment or (B) prevent, impede or delay the consummation of the Offer and the Merger and the other Transactions. Parent shall be permitted to reduce the amount of Financing under the Financing Commitment or the definitive agreements with respect thereto in its reasonable discretion; provided, that Parent shall not reduce the Financing to an amount committed below the amount that is required to consummate the Offer and the Merger and the other Transactions; and provided further that such reduction shall not (I) expand upon the conditions precedent to the Financing as set forth in the Financing Commitment or (II) prevent, impede or delay the consummation of the Offer and the Merger and the other Transactions. In the event that any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions set forth in the Financing Commitment and such portion is reasonably required, together with the financial resources of Parent, including cash on hand, marketable securities and the proceeds of loans under existing revolving credit facilities of Parent or its subsidiaries, to consummate the Offer and the Merger and the other Transactions, Parent shall notify the Company within 24 hours, and Parent shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (“Alternative Financing”) on terms that will still enable Parent to consummate the Transactions; provided, that without the prior written approval of the Company, no such alternative financing shall be on terms and conditions (including any “flex” provisions and conditions to funding) that are not, in the aggregate, at least as favorable to Parent and the Company (as determined in the reasonable judgment of Parent) as those in the Financing Commitment and otherwise in compliance with this Agreement. Parent shall deliver to the Company true and complete copies of all agreements related to such Alternative Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding or “flex” provisions (excluding provisions related solely to fees and economic terms agreed to by the parties)). Parent shall refrain (and shall cause its affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitment or in any definitive agreement related to the Financing. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to obtain the Financing, promptly provide the Company copies of all documents related to the Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding, “flex” provisions or other substantive provisions (excluding provisions related solely to fees and economic terms agreed to by the parties)) or regarding the terms and conditions of the Financing and give the Company notice of any material breach by any party to the Financing Commitment of which Parent becomes aware or any termination of the Financing Commitment, such notice to be given within 24 hours after Parent becomes so aware.

(b) The Company shall provide, shall cause the Company Subsidiaries to provide and shall use its commercially reasonable efforts to cause the Company Representatives, to provide such reasonable cooperation in connection with the Financing as may be reasonably requested by Parent or any provider of the Financing or any Alternative Financing, including, but not limited to, (i) participation in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing or any Alternative Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), drafting sessions, presentations, road shows, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, (ii) providing Parent and its financing sources with customary financial and other pertinent information regarding the Company and the Company Subsidiaries (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Financing by Parent’s financing sources) as may be reasonably requested by Parent to consummate the Financing, including (A) all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information and other documents required to satisfy any customary negative assurance opinion, to consummate the Financing at the time or times the Financing is to be consummated), (B) all of the information and data related to the Company and its Subsidiaries necessary to satisfy the requirements of Sections 1(c) and 3(a) of Exhibit D of the Financing Commitment and (C) other documents required to consummate the Financing at the time or times the Financing is to be consummated, and appropriate comparable information if a portion of the Financing is consummated prior to the Closing Date (information and data required to be delivered pursuant to clauses (A) and (B) of this clause (ii) being referred to as the “Required Financial Information”) (iii) assisting Parent and its financing sources in the preparation of documents and materials, including, but not limited to, (A) any offering documents, bank information memoranda, prospectuses and other informational and marketing materials and documents (including historical and pro forma financial statements and information) for any portion of the Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any portion of the Financing (including consenting to the use of the Company’s and the Company Subsidiaries’ logos; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries), (v) reasonably facilitating the pledging of collateral to be pledged under the Financing at or after the Closing and execution and delivery of definitive financing documents and customary deliverables, (vi) using reasonable best efforts to obtain accountants’ comfort letters, accountants’ consent letters and assisting Parent and Merger Sub with obtaining legal opinions as reasonably requested by Parent, (vii) executing and delivering (or using commercially reasonable efforts to obtain from its advisors), and causing the Company Subsidiaries to execute and deliver (or use commercially reasonable efforts to obtain from its advisors), customary certificates (including a customary solvency certificate of the principal financial officer of the Company or any Company Subsidiary, which certification shall be made as to solvency before giving effect to the Financing, the consummation of the Transactions, any matters relating to Parent or Merger Sub or any actions to be taken from and after the Closing, or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (viii) assisting in (A) the preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements or (B) the amendment of any of the Company’s or the Company Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing; provided, that no obligation of the Company or any of the Company Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (ix) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, (x) using its commercially reasonable efforts to permit any cash and marketable securities of the Company and the Company Subsidiaries to be made available to Parent at the Closing, (xi) providing customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders and containing a representation to such financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its affiliates or securities, (xii) using its commercially reasonable efforts to ensure that the Parent’s financing sources benefit from the existing lending relationships of the Company and the Company Subsidiaries, (xiii) providing audited consolidated financial statements of the Company covering the three fiscal years immediately preceding the Closing for which audited consolidated financial statements are currently available, unaudited financial statements (excluding footnotes) for any interim period or periods of the Company ended after the date of the most recent audited financial statements and at least 45 days prior to the Offer Closing Date (within 45 days after the end of each such period), and (xiv) cooperating reasonably with Parent’s financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company; provided, further, that none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with the Financing prior to the Effective Time; and provided, further, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of the Company Subsidiaries (including reasonable attorneys’ fees and costs) in connection with such cooperation. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith provided, however, that Parent shall have no obligation to indemnify and hold harmless any such person to the extent that any such losses, damages, claims, costs or expenses suffered or incurred arise from disclosure provided by the Company or the Company Subsidiaries that is judicially determined by a court of competent jurisdiction to have contained a material misstatement or omission. All non-public or otherwise confidential information regarding the Company obtained by Parent or the Parent Representatives pursuant to this Section 6.8(b) shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members.

(c) Parent shall use its reasonable best efforts to cause the Marketing Period to commence as promptly as practicable following the date hereof. The Marketing Period shall be deemed to have commenced on the date the Company delivers a written notice to Parent that it believes in good faith that it has delivered the Required Financial Information to Parent unless Parent determines in good faith, following consultation with its financial and legal advisors, that the Company has not so delivered the Required Financial Information and notifies the Company of such determination, stating with specificity the Required Financial Information the Company has not delivered, in which case, the Marketing Period shall be deemed to have commenced on the date such specified information is provided or determined to have been provided.

(d) Parent and Merger Sub acknowledge and agree that neither the obtaining of the Financing, nor the completion of any issuance of securities contemplated by the Financing, is a condition to the Closing, and reaffirm their obligations to consummate the Transactions irrespective and independently of the availability of the Financing or the completion of such issuance.

(e) Parent and Merger Sub shall provide notice to the Company within 24 hours (i) of the commencement of the Marketing Period and (ii) if Parent or Merger Sub has determined, or if the managing underwriter or lead arranger, as applicable for the Financing, has informed Parent or Merger Sub that it has determined, that the Marketing Period has been recommenced or extended.

Section 6.9 Debt Tender Offers. (a) The Company shall, and shall cause the Company Subsidiaries to, use their respective commercially reasonable efforts to commence, promptly after the receipt of a written request from Parent to do so, tender offers, and related consent solicitations with respect to, all of the $200 million aggregate principal amount of 9.125% Senior Secured Second-Priority Notes due 2018 (the “Notes”) on the terms and conditions, including pricing terms specified by Parent (collectively, the “Debt Offers”), and Parent shall assist the Company in connection therewith. Notwithstanding the foregoing, the closing of the Debt Offers shall be conditioned on the completion of the Merger and the Debt Offers shall otherwise be consummated in compliance with applicable Laws and SEC rules and regulations. The Company shall use its commercially reasonable efforts to provide, and to cause the Company Subsidiaries and the Company Representatives to provide, cooperation reasonably requested by Parent in connection with the Debt Offers, including preparation of all necessary documentation. With respect to any series of Notes, if requested by Parent in writing, in lieu of commencing a Debt Offer for such series (or in addition thereto), the Company shall use its commercially reasonable efforts to, to the extent permitted by the indenture and officers’ certificates or supplemental indentures governing such series of Notes (i) issue a notice of optional redemption for all of the outstanding principal amount of Notes of such series pursuant to the requisite provisions of the indenture and officer’s certificate or supplemental indenture governing such series of Notes and (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of such series pursuant to the applicable provisions of the indenture and officer’s certificate or supplemental indenture governing such series of Notes, and shall redeem or satisfy and/or discharge and/or defease, as applicable, such series in accordance with the terms of the indenture and officer’s certificate or supplemental indenture governing such series of Notes at the Effective Time; provided, that no action described in clause (i) or (ii) shall be required to be taken unless it can be conditioned on the occurrence of the Appointment Time and provided Parent shall have, or shall have cause to be, deposited with the applicable trustees under the indentures sufficient funds to effect such redemption, defeasance or satisfaction and discharge; and provided, further, that the Company shall use its commercially reasonable efforts to cause the Company’s counsel to provide such legal opinions as may be reasonably requested in connection with any such redemption or satisfaction and discharge. Parent shall ensure that at the Appointment Time or the Effective Time, as the case may be, the Surviving Corporation has all funds necessary in connection with any such Debt Offer, redemption, satisfaction, discharge or defeasance.

(b) Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees and costs) incurred by the Company, any of the Company Subsidiaries or the Company Representatives in connection with the actions of the Company and the Company Subsidiaries and the Company Representatives contemplated by this Section 6.9, (ii) acknowledges and agrees that the Company, the Company Subsidiaries and the Company Representatives shall not incur any liability to any person prior to the Effective Time with respect to any Debt Offer or redemption, satisfaction, discharge or defeasance of the Notes, and (iii) shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the transactions contemplated by this Section 6.9; provided, however, that Parent shall have no obligation to indemnify and hold harmless any such person to the extent that any such losses, damages, claims, costs or expenses suffered or incurred arise from disclosure provided by the Company or the Company Subsidiaries (including disclosures incorporated by reference in the Debt Offers) that is judicially determined by a court of competent jurisdiction to have contained a material misstatement or omission.

(c) Parent acknowledges and agrees that neither the pendency nor the consummation of any Debt Offer, redemption, satisfaction, discharge or defeasance with respect to the Notes is a condition to Parent’s obligations to consummate the Merger and the other Transactions.

Section 6.10 State Takeover Laws. If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal Laws becomes or is deemed to become applicable to the Company, the Offer, the acquisition of Shares pursuant to the Offer, the Merger or any other Transaction, then the Board of Directors of the Company shall use its reasonable best efforts to, including taking all necessary actions and granting such necessary approvals so as to, render such statute (or the relevant provisions thereof) inapplicable to the foregoing so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated herein.

Section 6.11 Rule 14d-10(d) Matters. Prior to the Appointment Time, the Company (acting through the compensation committee of the Board of Directors of the Company) will take all such steps as may be required (a) to cause each agreement, arrangement or understanding entered into by the Company or the Company Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) of the Exchange Act (including amendments to existing change in control agreements entered into by the Company and certain of the Company’s executive officers and other employees, in each case in connection with the Transactions) and (b) to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) of the Exchange Act. The Board of Directors of the Company has determined that the Company’s compensation committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) of the Exchange Act and the instructions thereto.

VII.	CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. To the extent required by the DGCL, the Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the Merger.

(c) Purchase of Shares in Offer. Merger Sub shall have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Merger Sub pursuant to this Agreement).

VIII.	TERMINATION

Section 8.1 Termination.

(a) Termination by Mutual Consent. This Agreement may be terminated and the Offer, the Merger and the other Transactions abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, if applicable, by mutual written consent of Parent, Merger Sub and the Company.

(b) Termination by Parent or the Company. This Agreement may be terminated and the Offer, the Merger and the other Transactions abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, if applicable, by either Parent or the Company (with any termination by Parent constituting an effective termination by Merger Sub):

(i) if the Appointment Time has not occurred on or before August 2, 2011, or such later date, if any, as Parent and the Company mutually agree upon in writing (as such date may be extended, the “Outside Date”); provided, however, that (A) the right to terminate this Agreement pursuant to this Section 8.1(b)(i) is not available to any party whose breach of any provision of this Agreement principally causes the failure of the Offer to be consummated by such time and (B) if on the Outside Date the HSR Condition has not been fulfilled, then the Outside Date will, without any action on the part of the parties, be extended to November 2, 2011, and such date will become the Outside Date for the purposes of this Agreement;

(ii) if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the Transactions, except that no party may terminate this Agreement pursuant to this Section 8.1(b)(ii) if such party’s breach of its obligations under this Agreement principally contributed to the occurrence of such order; or

(iii) if (A) at any then-scheduled expiration of the Offer, (B) each Offer Condition (other than the Minimum Condition) shall have been satisfied or waived, (C) the Minimum Condition shall not have been satisfied, and (D) no further extensions or re-extensions of the Offer are permitted or required pursuant to Section 1.1.

(c) Termination by Parent. This Agreement may be terminated by Parent (with any termination by Parent constituting an effective termination by Merger Sub):

(i) if, prior to the Appointment Time, the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement (other than as set forth in Section 8.1(c)(ii)) to be complied with by the Company, or there exists a breach of any representation or warranty of the Company contained in this Agreement, such that any of the Offer Conditions set forth in Annex I would not be satisfied and such breach or failure to perform (A) is not cured within 30 days after receipt of written notice thereof or (B) is incapable of being cured by the Company by the Outside Date;

(ii) if (A) the Board of Directors of the Company or any committee thereof has made a Company Adverse Recommendation Change, (B) the Company has breached the provisions of Section 5.2, (C) the Company or its Board of Directors (or any committee thereof) shall approve or recommend, or enter into or allow the Company or any of the Company Subsidiaries to enter into, an Acquisition Agreement with respect to a Company Takeover Proposal, (D) any tender offer or exchange offer is commenced by any third party with respect to the outstanding Company Common Stock prior to the Appointment Time, and the Board of Directors of the Company shall not have recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within ten business days after commencement of such tender offer or exchange offer, unless the Company has issued a press release that expressly reaffirms the Company Recommendation within such ten business day period or (E) the Company or its Board of Directors (or any committee thereof) shall publicly propose or announce its intentions to do any of actions specified in clauses (A) through (D) of this Section 8.1(c)(ii); or

(iii) if, prior to the Appointment Time, there shall have occurred a Material Adverse Effect on the Company incapable of being cured by the Outside Date.

(d) Termination by the Company. This Agreement may be terminated by the Company:

(i) if, prior to the Appointment Time, either Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Parent or Merger Sub, or there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement, that would reasonably be expected to prevent, or materially impair, the ability of either Parent or Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, and such breach or failure to perform (A) is not cured within 30 days after receipt of written notice thereof or (B) is incapable of being cured by Parent by the Outside Date; or

(ii) if the Board of Directors of the Company, prior to the Appointment Time, in accordance with Sections 5.2(c) and 8.3(b) hereof, has approved such termination and the Company concurrently with such termination enters into an acquisition agreement providing for the implementation of the transactions contemplated by a Superior Proposal.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement will forthwith become void and have no effect, and none of Parent, the Company, Parent’s financing sources or any of their respective subsidiaries or affiliates or any of the officers and directors of any of the foregoing will have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (a) the last three sentences of Section 6.8(b), Section 6.9(b), this Section 8.2, Section 8.3 and Article IX, as well as the Confidentiality Agreement, will survive such termination and (b) notwithstanding any termination or any contrary provision contained in this Agreement, neither Parent nor the Company will be relieved or released from liability arising out of, any (i) knowing material breach of any of its representations and warranties in this Agreement or (ii) deliberate material breach of any covenant of this Agreement. For purposes of this Section 8.2, (a) a “knowing” breach of a representation and warranty will be deemed to have occurred only if an executive officer of the other party had actual knowledge of such breach as of the date hereof (without any independent duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement by the other party’s chief executive officer and chief legal officer and an actual reading by other executive officers of such party of the representations and warranties included in this Agreement on subjects relevant to the areas as to which they have direct managerial oversight responsibility) and (b) a “deliberate” breach of any covenant will be deemed to have occurred only if the other party took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach of such covenant. For purposes of this Section 8.2, an “executive officer” has the meaning given to the term “officer” in Rule 16a-1(f) under the Exchange Act. Parent’s financing sources and their affiliates shall be express third party beneficiaries of this Section 8.2.

Section 8.3 Fees and Expenses. (a) Division of Certain Costs. Except as provided in this Section 8.3, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions contemplated herein will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Offer Documents and the Schedule 14D-9.

(b) Event of Termination. In the event that this Agreement (i) is terminated pursuant to Section 8.1(c)(ii), (ii) is terminated pursuant to Section 8.1(d)(ii), or (iii) is terminated pursuant to Section 8.1(b)(i), Section 8.1(c)(i), or Section 8.1(b)(iii) and (A) prior to such termination events specified in this clause (iii) of Section 8.3(b), a Company Takeover Proposal has been made known to the Company or been made directly to the stockholders of the Company generally or any person has publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal and (B) (x) within 12 months of such termination the Company or any of the

Company Subsidiaries enters into a definitive agreement with respect to any Company Takeover Proposal, (y) any Company Takeover Proposal is consummated or (z) the Board of Directors of the Company recommends a Company Takeover Proposal, then the Company will (1) in the case of termination pursuant to clause (i) of this Section 8.3(b), promptly, but in no event later than two Business Days after the date of such termination, (2) in the case of termination pursuant to clause (ii) of this Section 8.3(b), prior to or contemporaneously with the termination of this Agreement, or (3) in the case of termination pursuant to clause (iii) of this Section 8.3(b), upon the earliest to occur of the execution of such definitive agreement, such consummation and such recommendation, pay Parent a non-refundable fee equal to $115 million (the “Company Termination Fee”), payable by wire transfer of same day funds to an account designated in writing to the Company by Parent.

IX.	GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except the covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time or following termination of this Agreement (including Articles II and IX and in Section 6.3 and as specified in Section 8.2), each of which will survive in accordance with its terms.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed by telephone) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

if to Parent or Merger Sub, to:

Arch Coal, Inc.

One CityPlace Drive, Suite 300

St. Louis, MO 63141

Telecopy No.: (314) 994-2734

Attention:	Robert Jones, Esq. Senior Vice President – Law, General Counsel and Secretary

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telecopy No.: (212) 455-2502

Attention: Mario A. Ponce

if to the Company, to:

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, WV 25560

Telecopy No.: (815) 642-4368

Attention: Roger L. Nicholson, Senior Vice President, Secretary and General Counsel

and a copy to:

Jones Day

222 East 41st St

New York, NY 10017

Telecopy No.: (212) 326-3939

Attention: Randi L. Strudler

Section 9.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws. The term “party” refers to a party to this Agreement and the term “parties” refers to the parties to this Agreement. Any document, information or access provided or made available by or on behalf of the Company to Parent or Merger Sub shall be deemed, for purposes of this Agreement, to have been provided or made available to Parent and Merger Sub. The words “made available” will mean made available in an electronic “data room” or website or in a physical “data room,” in each case to which the intended recipient or its representatives had access, or such item was otherwise available on the SEC’s public website (www.sec.gov). The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. For purposes of this Agreement:

(a) “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Business Day” means any day other than Saturday, Sunday or any other day on which banking and savings and loan institutions are authorized or required by Law to be closed in the City of New York.

(c) “Company Intellectual Property” means all Intellectual Property that is owned by, issued or licensed to, the Company or the Company Subsidiaries or otherwise used in the business of the Company or the Company Subsidiaries.

(d) “Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1, (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (iv) the Company’s auditors have delivered drafts of customary comfort letters, including, without limitation, as to customary negative assurances and change period, and such auditors have confirmed they are prepared to issue any such comfort letter throughout the Marketing Period and (v) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-16) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period and (B) the financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial statements and financial information contained in the Offer Documents, including, without limitation, as to customary negative assurances and change period, in order to consummate any offering of debt securities on the last day of the Marketing Period.

(e) “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance or liability by or from any person pursuant to any Environmental Law or alleging liability arising out of the presence, Release of or exposure to any Hazardous Material.

(f) “Environmental Law” means any Law relating to pollution, the reclamation of mines, human exposure to Hazardous Materials, the environment or natural resources.

(g) “Hazardous Materials” means (i) petroleum and petroleum by-products, asbestos in any form that is or could reasonably become friable, radioactive materials, coal ash, coal combustion wastes, or other residue from surface or subsurface mining activities, or polychlorinated biphenyls and (ii) any other pollutant, contaminant, or hazardous, toxic or deleterious material, substance or waste.

(h) “Intellectual Property” means any and all intellectual property rights under the laws of the United States or any other jurisdiction anywhere in the world, including: (i) all patents, patents, technology, inventions and all improvements thereto, processes and designs, and all applications, provisionals, divisionals, continuations, continuations-in-part, reexaminations, extensions, and reissues therefor; (ii) trademarks, trade names, corporate names, trade dress, assumed names, service marks, logos, domain names applications and reservations for internet domain names, all goodwill associated with the foregoing, and all applications and registrations therefor; (iii) copyrights, copyrightable works, works of authorship, software, and all applications and registrations therefor; (iv) all trade secrets and confidential information (including customer lists, know-how, formulae, manufacturing and production processes, research, financial business information and marketing plans); (v) information technologies (including software programs, data and related documentation); and (vi) other intellectual property rights and all copies and tangible embodiments of any of the foregoing in whatever form or medium.

(i) “Intervening Event” means a material event or circumstance that was not known to the Board of Directors of the Company on the date of this Agreement, which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors of the Company prior to the Appointment Time; provided, however, that in no event shall the receipt, existence or terms of a Company Takeover Proposal or any matter relating thereto, constitute an Intervening Event.

(j) “Knowledge” of any person that is not an individual means the actual knowledge of such person’s executive officers and employees with direct responsibility for the subject matter to which such knowledge relates after due inquiry.

(k) “Law” means any foreign, federal, state or local law, statute, code, ordinance, regulation, rule, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity.

(l) “Liens” means all pledges, claims, liens, options, charges, mortgages, easements, rights of way, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever.

(m) “Marketing Period” means the first period of 20 consecutive Business Days after the date hereof beginning on the date that is ten Business Days after the date on which the Company shall have delivered to Parent the Required Financial Information; provided, that such period shall not include any day from and including June 30, 2011 through and including July 4, 2011 and if the Marketing Period has not been completed prior to August 22, 2011, the Marketing Period shall commence no earlier than September 7, 2011; provided, further, (A) that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 20-consecutive-Business-Day period, (v) the Company’s auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Company SEC Documents, (w) the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 20-consecutive-Business-Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20-consecutive-Business-Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20-consecutive-Business-Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20-consecutive-Business-Day period, or (x) the Company shall have publicly announced any intention to restate any material financial information included in the Required Financial Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has determined that no restatement shall be required, (B) that the Marketing Period shall be extended and shall not expire for any period after the Marketing Period shall have commenced during which (y) the Company’s auditor shall not be able to issue a customary comfort letter to the purchasers on what would otherwise be delivered on the last day of the 20-consecutive-Business-Day period, or (z) the Company is delinquent in filing any annual, quarterly or periodic report with the SEC that would have been required to be filed by it with the SEC and such delinquencies have not been cured, and (C) that the Marketing Period shall end on any earlier date on which the entire Financing is consummated.

(n) “Material Adverse Effect” or “Material Adverse Effect on the Company” means any changes, effects, events, circumstances, states of facts, occurrences or developments that, individually or taken together, materially adversely affect the business, assets, properties, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding any change, effect, event, circumstance, state of facts, occurrence or development to the extent that it results from or arises in connection with (i) changes or conditions generally affecting the coal industry, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including prevailing interest rates, access to capital and commodity prices), in each case in the United States or any foreign jurisdiction, (iii) any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Effect on the Company), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Offer and the Merger (provided, however, that the exceptions in this clause (iv) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement, the public announcement or pendency of the Offer and the Merger or the performance of obligations or satisfaction of conditions under this Agreement), (v) any change, in and of itself, in the market price or trading volume of such party’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Effect on the Company), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), (vii) geopolitical conditions, the outbreak of a pandemic or other widespread health crisis, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (viii) any hurricane, tornado, flood, earthquake, volcano eruption or natural disaster, or (ix) relating to the outcome of any litigation or other proceeding described in the Company Disclosure Letter or the Company SEC Documents to the extent the outcome of such litigation or proceeding can reasonably be expected based on the factual description of such litigation or other proceeding in the Company Disclosure Letter or the Company SEC Documents (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other similar disclosures included therein to the extent that they are predictive or forward-looking in nature), except, in the case of clauses (i), (ii), (vi), (vii) and (viii), only to the extent such changes, effects, events, circumstances, states of facts, occurrences or developments affect the Company and the Company Subsidiaries, taken as a whole, to a disproportionate degree relative to other competitors in the coal industry.

(o) “Material Adverse Effect on Parent” means any changes, effects, events, circumstances, states of facts, occurrences or developments that, individually or in the aggregate, would reasonably be expected to prevent, or materially impair, the ability of either Parent or Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(p) “person” means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Entity or any department, agency or political subdivision thereof (including its permitted successors and assigns).

(q) “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment, including the air, surface water, groundwater, sediments, land surface and subsurface.

(r) “Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors, financing sources, representatives and agents of Parent or the Company, as applicable, and its Subsidiaries.

(s) “Required Information” means all financial and other pertinent information regarding the Company or any of its subsidiaries as may be reasonably requested by Parent, including all information required by paragraphs 1(b) of Exhibit 3(a) to the Financing Commitment, financial statements prepared in accordance with GAAP, pro forma financial statements and information, projections, audit reports, a draft of a customary comfort letter with respect to such financial information by auditors of the Company and its subsidiaries which such auditors are prepared to issue upon completion of customary procedures and other information and data regarding the Company or any of its subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act (excluding information required by Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1 under the Securities Act and of the type and form customarily included in offering documents used to syndicate credit facilities of the type to be included in the debt financing or in offering documents used in private placements of debt securities under Rule 144A promulgated under the Securities Act, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made, all of which shall be Compliant.

(t) “Solvent” when used with respect to any person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (A) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

(u) “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first person.

Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Sections 6.3, 8.2 and 9.8, is not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding the foregoing, (i) the current and former directors and officers of the Company, and their respective heirs and Representatives, are intended to be conferred with the rights and remedies set forth in Section 6.3 and (ii) the Lenders and their affiliates shall be express third party beneficiaries of Sections 8.2 and 9.8. Notwithstanding the foregoing, this Section 9.5 will not limit (a) the right of the Company, on behalf of its shareholders, to pursue damages and other relief, including equitable relief, in the event of Parent’s or Merger Sub’s breach of any provisions of this Agreement, which right is hereby acknowledged and agreed by Parent ( on behalf of itself and Merger Sub); provided, however, that the rights granted pursuant to of this sentence will be enforceable on behalf of the Company shareholders only by the Company in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims will attach to such shares of the Company’s Common Stock, as applicable, and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) as applicable, distributed, in whole or in part, by the Company to its shareholders as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its shareholders in any manner the Company deems fit.

Section 9.6 Governing Law. This Agreement is to be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of this Section 9.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

Section 9.8 Consent to Jurisdiction. (a) Each of the parties hereto (i) consents to submit itself and hereby submits itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a federal court sitting in the State of Delaware or a Delaware state court. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Parent’s financing sources in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(b).

Section 9.9 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10 Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval, if applicable; provided, however, that, after such approval, there is not to be made any amendment that by Law requires further approval by the stockholders of the Company or the stockholders of Parent, as applicable, without further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.11 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 9.10, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 9.12 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability or application of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a suitable and equitable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ARCH COAL, INC.

By:		/s/ John Eaves
	Name:	John Eaves
	Title:	President and Chief Operating Officer

ATLAS ACQUISITION CORP.

By:		/s/ John Eaves
	Name:	John Eaves
	Title:	President

INTERNATIONAL COAL GROUP, INC.

By:		/s/ Bennett K. Hatfield
	Name:	Bennett K. Hatfield
	Title:	President and Chief Executive Officer

EXHIBIT A

AMENDED COMPANY CHARTER

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING

CORPORATION

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL COAL GROUP, INC.

FIRST. The name of the Corporation is International Coal Group, Inc. (the “Corporation”).

SECOND. The registered agent and registered office of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

FOURTH. The total number of shares of stock which the Corporation is authorized to issue is one thousand (10,000) shares of common stock, par value $0.01 per share, and one thousand (10,000) shares of preferred stock, par value $0.01 per share.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. Unless and to the extent the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written consent.

SIXTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH. (a) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (c) of this Article Seventh, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

(b) The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article Seventh or otherwise.

(c) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article Seventh is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) The rights conferred on any Covered Person by this Article Seventh shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(e) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

(f) Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(g) This Article Seventh shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Third Amended and Restated Articles of Incorporation as of the     , day of             , 2011.

[Name]
[Title]

ANNEX I

Conditions to Offer

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, Merger Sub shall not be required to accept for payment, and shall not be obligated to pay for any validly tendered Shares if (a) the Minimum Condition shall not have been satisfied at any then scheduled Expiration Time, (b) any waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall not have expired or been terminated at or prior to any then scheduled Expiration Time (the “HSR Condition”), or (c) any of the following conditions exist or have occurred and shall be continuing at the scheduled Expiration Time:

(i) any judgment, order, decree or Law shall have been entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect enjoining or otherwise preventing the making of the Offer, the acceptance for payment of any Shares by Parent, Merger Sub or any other affiliate of Parent, the consummation of the Top-Up Option, the consummation of the Merger, Parent or Merger Sub’s full rights of ownership and voting of the Shares or Parent or Merger Sub’s ownership or operation of the Company, other than the application of the applicable waiting periods under the HSR Act;

(ii) any of the representations and warranties of the Company contained in Section 3.1 (Organization, Standing and Corporate Power), Section 3.4 (Authority; Noncontravention), Section 3.19 (Voting Requirement), Section 3.20 (State Takeover Statutes) and Section 3.22 (Brokers) shall not be true and correct, in all material respects, as of the date of this Agreement and as of the scheduled Expiration Time as though made at such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 3.3 (Capital Structure) shall not be true and correct in all but de minimis respects as of the date of this Agreement and as of the scheduled Expiration Time as though made at such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in the first sentence of Section 3.6 (Absence of Certain Changes) shall not be true and correct in all respects as of the date of this Agreement and as of the scheduled Expiration Time as though made at such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (iv) all other representations and warranties of the Company set forth in Article III herein shall not be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the scheduled Expiration Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to not be so true and correct would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company;

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(iii) the Company shall not have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the then scheduled Expiration Time;

(iv) there shall have occurred any change, effect, event, circumstance, state of facts, occurrence or development that, individually or taken together, has had or would reasonably be expected to result in a Material Adverse Effect on the Company following the date of this Agreement;

(v) the Company shall have failed to deliver to Parent a certificate dated the Offer Closing Date signed on its behalf by its Chief Financial Officer or Chief Executive Officer to the effect that none of the conditions set forth in clauses (ii), (iii) and (iv) above shall have occurred and be continuing as of the expiration of the Offer; or

(vi) this Agreement shall have been terminated in accordance with its terms.

Notwithstanding anything in this Annex I or this Agreement to the contrary, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in this Annex I (other than those conditions that by their terms are to be satisfied at the Offer Closing), then the Offer Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day before or during the Marketing Period as may be specified by Parent on no less than two Business Days’ prior notice to the Company and (b) the first Business Day after the final day of the Marketing Period. For the avoidance of doubt, this paragraph shall be deemed to constitute an Offer Condition.

The foregoing conditions (including those set forth in the initial paragraph) are for the benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Sub (other than the Minimum Condition or the HSR Condition with respect to which such waiver will only be effective with the written agreement of the Company) in whole or in part at any time and from time to time in its reasonable discretion, in each case, subject to the terms of this Agreement and applicable Law. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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